EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              SANDISK CORPORATION,

                              PROJECT DESERT, LTD.

                                       AND

                                  MSYSTEMS LTD.

                            DATED AS OF JULY 30, 2006

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ARTICLE 1      THE MERGER..............................................2

      Section 1.1    The Merger........................................2

      Section 1.2    Closing Date......................................2

      Section 1.3    Effect on Capital Stock...........................2

      Section 1.4    Surrender of Certificates.........................4

      Section 1.5    The Company's Transfer Books Closed; No Further
                     Ownership Rights in the Company Shares............6

      Section 1.6    Lost, Stolen, Destroyed or Unissued Certificates..6

      Section 1.7    Taking of Necessary Action; Further Action........6

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........7

      Section 2.1    Organization and Qualification; Subsidiaries......7

      Section 2.2    Memorandum of Association; Articles of Association8

      Section 2.3    Capitalization....................................8

      Section 2.4    Authority........................................10

      Section 2.5    No Conflict; Required Filings and Consents.......10

      Section 2.6    Compliance with Laws; Environmental Matters;
                     Permits..........................................11

      Section 2.7    SEC Filings; Financial Statements................12

      Section 2.8    No Undisclosed Liabilities.......................15

      Section 2.9    Absence of Certain Changes or Events.............15

      Section 2.10   Litigation.......................................15

      Section 2.11   Employee Matters and Benefit Plans...............16

      Section 2.12   Information Supplied.............................19

      Section 2.13   Property.........................................20

      Section 2.14   Taxes............................................20

      Section 2.15   Brokers..........................................23

      Section 2.16   Intellectual Property............................23

      Section 2.17   Contracts........................................28

      Section 2.18   Opinion of Financial Advisor.....................30

      Section 2.19   Board Approval...................................30

      Section 2.20   Inapplicability of Certain Statutes..............30

      Section 2.21   Grants, Incentives and Subsidies.................30
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      Section 2.22   Encryption and Other Restricted Technology.......31

      Section 2.23   Tax Matters......................................31

      Section 2.24   Insider Interests................................31

      Section 2.25   Effect of Transaction............................31

ARTICLE 3      REPRESENTATIONS OF THE PARENT AND MERGER SUB...........31

      Section 3.1    Organization and Qualification...................32

      Section 3.2    Capitalization...................................32

      Section 3.3    Authority........................................33

      Section 3.4    No Conflict; Required Filings and Consents.......33

      Section 3.5    Issuance of Parent Common Stock..................34

      Section 3.6    Compliance with Laws.............................34

      Section 3.7    SEC Filings; Financial Statements................34

      Section 3.8    No Undisclosed Liabilities.......................36

      Section 3.9    Absence of Certain Changes or Events.............36

      Section 3.10   Litigation.......................................37

      Section 3.11   Information Supplied.............................37

      Section 3.12   Brokers..........................................37

      Section 3.13   Merger Sub Board Approval........................37

      Section 3.14   Tax Matters......................................37

      Section 3.15   Merger Sub.......................................38

ARTICLE 4      CONDUCT PRIOR TO THE EFFECTIVE TIME....................38

      Section 4.1    Conduct of Business by the Company...............38

      Section 4.2    Specific Activities..............................38

      Section 4.3    Parties' Cooperation.............................42

      Section 4.4    Conduct of Business by the Parent................42

      Section 4.5    No Control of Other Party's Business.............43

ARTICLE 5      ADDITIONAL AGREEMENTS..................................43

      Section 5.1    Parent Common Stock; Disclosure Documents........43

      Section 5.2    Court Approval...................................43

      Section 5.3    Cooperation......................................47

      Section 5.4    Israeli Approvals................................47

      Section 5.5    Confidentiality; Access to Information...........49


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      Section 5.6    No Solicitation..................................50

      Section 5.7    Public Disclosure................................52

      Section 5.8    Reasonable Best Efforts; Regulatory Filings......52

      Section 5.9    Third Party Consents.............................55

      Section 5.10   Share Options, SARs and Employee Benefits........55

      Section 5.11   Convertible Notes................................57

      Section 5.12   Form S-8.........................................58

      Section 5.13   Notification.....................................58

      Section 5.14   Indemnification, Exculpation and Insurance.......58

      Section 5.15   Listing of the Parent Common Stock...............60

      Section 5.16   Company Affiliates; Restrictive Legend...........60

      Section 5.17   Tax Treatment....................................60

ARTICLE 6      CONDITIONS PRECEDENT...................................61

      Section 6.1    Conditions to Each Party's Obligation To Effect
                     the Merger.......................................61

      Section 6.2    Conditions to Obligations of the Company.........62

      Section 6.3    Conditions to Obligations of the Parent and Merger
                     Sub..............................................63

ARTICLE 7      TERMINATION............................................64

      Section 7.1    Termination......................................64

      Section 7.2    Notice of Termination; Effect of Termination.....69

ARTICLE 8      GENERAL PROVISIONS.....................................69

      Section 8.1    Nonsurvival of Representations and Warranties....69

      Section 8.2    Fees and Expenses................................69

      Section 8.3    Amendment........................................69

      Section 8.4    Extension; Waiver................................69

      Section 8.5    Notices..........................................70

      Section 8.6    Interpretation...................................71

      Section 8.7    Definitions......................................71

      Section 8.8    Counterparts.....................................74

      Section 8.9    Entire Agreement; Third-Party Beneficiaries......74

      Section 8.10   Severability.....................................74

      Section 8.11   Other Remedies; Specific Performance.............74

      Section 8.12   GOVERNING LAW....................................75




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      Section 8.13   Venue; Waiver of Jury Trial......................75

      Section 8.14   Assignment.......................................76


ANNEXES, EXHIBITS AND SCHEDULES
      Annex I     Defined Terms Index.......................................I-1
      Exhibit A   Form of Voting Undertaking................................A-1
      Exhibit B   Form of Affiliate Agreement...............................B-1
      Exhibit C   Form of Lock-Up Agreement ................................C-1
      Exhibit D   Form of Director Resignation..............................D-1
      Exhibit E   Letter Agreement .........................................E-1
      Exhibit F   Form of Company Tax Certificate...........................F-1
      Exhibit G   Form of Parent Tax Certificate............................G-1
      Exhibit H   Form of Company Israeli Counsel Tax Opinion...............H-1
      Exhibit I   Form of Parent Israeli Counsel Tax Opinion................I-1
      Schedule A  List of Persons signing Voting Undertakings..............SA-1
      Schedule B  List of Persons signing Affiliates Agreements ...........SB-1
      Schedule C  Directors of the Company and its Subsidiaries ...........SC-1





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                          AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2006 (this "Agreement"), by and among SanDisk Corporation, a Delaware corporation (the "Parent"), Project Desert Ltd., an Israeli company and a direct wholly owned subsidiary of the Parent ("Merger Sub"), and msystems Ltd., an Israeli company (the "Company").

                                    RECITALS

      A. The Parent and the Company intend to enter into a transaction whereby Merger Sub will merge (the "Merger") with and into the Company by way of a court approved arrangement between the Company and its shareholders and (if applicable) creditors, in accordance with Sections 350 and 351 of the Companies Law 5759-1999 of the State of Israel (the "Companies Law"), following which Merger Sub will cease to exist and the Company will become a direct wholly owned Subsidiary (as defined in Section 8.7(g)) of the Parent, and the Company Shares (as defined in Section 1.3(b)) will be exchanged for shares of Parent Common Stock (as defined in Section 1.3(b)), all in accordance with this Agreement and the Companies Law.

      B. The board of directors of the Company has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (ii) approved this Agreement, the Merger and the other Transactions; and (iii) determined to recommend to the shareholders of the Company the approval of this Agreement, the Merger and the other Transactions.

      C. The board of directors of each of the Parent and Merger Sub has approved this Agreement, the Merger and the other Transactions, and the board of directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors.

      D. Concurrently with the execution of this Agreement and as a condition to and inducement of the Parent's willingness to enter into this Agreement: (i) the directors, officers and shareholders of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as Exhibit A (the "Voting Undertakings"); (ii) the Chief Executive Officer of the Company is entering into a noncompetition agreement with the Parent (the "Noncompetition Agreement"); (iii) all directors, executive officers and those shareholders of the Company set forth on Schedule B who may be deemed to be affiliates of the Company within the meaning of Rule 145 promulgated under the United States Securities Act of 1933 (the "Securities Act") are entering into affiliate agreements in substantially the form attached as Exhibit B (the "Affiliate Agreements"); (iv) the Chief Executive Officer of the Company is entering into a market stand-off agreement in substantially the form attached as Exhibit C (the "Lock-Up Agreement"); and (v) the directors of the Company and its Subsidiaries set forth on Schedule C hereto are executing resignation


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letters in substantially the form attached as Exhibit D (the "Director
Resignations").

      E. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes and hereby is adopted as a plan of reorganization.

      F. Concurrently with the execution of this Agreement, Mr. Dov Moran, the Company's Chief Executive Officer, is entering into a letter agreement with the Parent and the Company in the form attached as Exhibit E hereto.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                   THE MERGER

Section 1.1 The Merger. Subject to the satisfaction or waiver (where permissible) of the conditions set forth in Article 6, at the Effective Time,
(a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Company") and shall become a direct wholly owned Subsidiary of the Parent and shall succeed to and assume all of the rights, properties and obligations of Merger Sub; and (b) all Company Shares will be converted into the right to receive shares of Parent Common Stock in accordance with Section 1.3, all in accordance with the provisions of the Court Approval (as defined in Section 5.2(a)), the Companies Law and this Agreement.

Section 1.2 Closing Date. Subject to the satisfaction or waiver (where permissible) of the conditions set forth in Article 6, the closing of the Transactions, including the Merger (the "Closing"), shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv, Israel (or at such other place as may be mutually designated by the parties), at a time and on a date to be mutually designated by the parties (the date or time upon which the Closing actually occurs is referred to as the "Closing Date" or the "Effective Time," as applicable), which shall be no later than the second Business Day (as defined in Section 8.7(b)) (or such other period of time mutually agreed to by the parties) following the satisfaction or waiver of the conditions set forth in
Article 6 (other than those conditions which by their terms are to be satisfied or waived as of the Closing, but subject to the satisfaction or waiver of such conditions at such time), including the receipt of the Court Approval.

Section 1.3 Effect on Capital Stock. Subject to the satisfaction or waiver (where permissible) of the conditions set forth in Article 6, at the Closing Date, subject to the provisions of the Court Approval, the following shall occur:



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            (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company.

            (b) Each Ordinary Share, NIS 0.001 par value per share, of the Company (the "Company Shares"), issued and outstanding immediately prior to the Effective Time, other than any Company Shares owned by any direct or indirect wholly-owned Subsidiary of Company or dormant shares of the Company, shall automatically be converted into and represent solely the right to receive (the "Per Share Consideration") 0.76368 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of the Common Stock, $ 0.001 par value per share, of the Parent (together with the related Parent Rights (as defined below), the "Parent Common Stock"), subject to the provisions of Sections 1.3(e) and 1.3(f), payable to the holder of such Company Share upon surrender of the certificate representing such Company Share in the manner provided in Section 1.4 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit and bond in the manner provided in Section 1.6). As of the Effective Time, all of the Company Shares shall automatically be owned by the Parent, and will be registered in its name in the shareholders registry of the Company.

            (c) Notwithstanding the provisions of Section 1.3(b), at the Effective Time, each Company Share that is a dormant share or owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding, shall not be converted under Section 1.3(b) and no Per Share Consideration shall be delivered with respect thereto.

            (d) At the Effective Time:

      (i) all options to purchase Company Shares ("Company Share Options") and all stock appreciation rights with respect to Company Shares ("Company SARs") then outstanding under the Company's Omnibus 2003 Stock Option and Restricted Stock Incentive Plan and 1996 Section 102 Stock Option Plan (in their original form and as they may have been amended and/or restated prior to the date hereof, collectively, the "Company Option Plans"), and under any agreement with the Company described in Section 2.3 of the Company Disclosure Letter (as defined in
Article 2), in each case, whether vested or unvested, and the Company Option Plans itself, shall, except as otherwise provided in Section 5.10 hereof, be assumed by the Parent in accordance with Section 5.10; and

      (ii) all of the Company's Convertible Notes (as defined in Section 2.3(a)) shall be treated as set forth in Section 5.11.

            (e) Without derogating from any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock or Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.



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            (f) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder's Certificates (as defined in Section 1.4(c)), or affidavit and the posting of a bond in the manner provided in Section 1.6, receive from the Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five consecutive trading days that the Parent Common Stock has traded ending on and including the second trading day immediately prior to the Effective Time, as reported on The NASDAQ Stock Market ("Nasdaq").

      Section 1.4 Surrender of Certificates.

            (a) Prior to the Effective Time, the Parent shall select ComputerShare Trust Company or another bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") to receive the shares of Parent Common Stock issuable under
      Section 1.3.

            (b) At or as promptly as practicable following the Effective Time, the Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article 1, the shares of Parent Common Stock, issuable pursuant to Section 1.3 in exchange for outstanding Company Shares. In addition, the Parent shall make available from time to time, if and as necessary after the Effective Time, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.3(f) and for payment of any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 1.4(d). Such funds shall be held in trust by the Exchange Agent for the benefit of the applicable holders of Company Shares.

            (c) As soon as reasonably practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of one or more certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares, whose shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.3 (or Company Shares held in book-entry form): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain customary provisions with respect to delivery of an "agent's message" with respect to Company Shares in book-entry form), (ii) a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Income Tax Ordinance of Israel [New Version], 1961 (the "Ordinance"), and (iii) instructions in customary form for use in effecting the surrender of the Certificates or Company Shares in book-entry form in exchange for the Per Share Consideration. Upon surrender of Certificates for cancellation or delivery of an "agent's message" to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal and such declaration form, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Company Shares in book-entry form shall be



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      entitled to receive in exchange therefor the Per Share Consideration into which their the Company Shares were converted at the Effective Time (rounded to the nearest whole share after aggregating all Company Shares held by such holder), and the Certificates or book-entry Company Shares so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to Section 1.3 upon the surrender of any Certificate for the benefit of the holder of such Certificate or upon or delivery of an "agent's message" for the benefit of the holder of book-entry shares. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the right to receive the Per Share Consideration into which such Company Shares have been converted and, if applicable, an amount of cash in lieu of the issuance of any fractional shares in accordance with
      Section 1.3(f) and any dividends or distributions payable pursuant to
      Section 1.4(d). Until an "agent's message" is delivered, book-entry positions will be deemed from and after the Effective Time for all corporate purposes to evidence only the right to receive the Per Share Consideration into which such Company Shares have been converted and, if applicable, an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.3(f) and any dividends or distributions payable pursuant to Section 1.4(d).

            (d) No dividends or other distributions declared or made after the date of this Agreement (whether in cash, shares of Parent Common Stock or any other form) with respect to the shares of Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to any shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates, provided that in the event that such holders comply with the provisions of Section 1.6, such holders shall be entitled to any such dividends or distributions regardless of their having failed to deliver such Certificates. Following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.3(f) and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

            (e) If shares of Parent Common Stock issuable pursuant to Section
      1.3 are to be issued in the name of a Person (as defined in Section 8.7(h)) other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such issuance will have paid to the Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.14(a)) required by reason of the issuance of the shares of Parent Common Stock in the name of a Person other than the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) Each of the Exchange Agent, the Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or



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      otherwise deliverable pursuant to this Agreement, including pursuant to
      Section 1.3(d), to any holder or former holder of Company Shares or Company Options, such amounts as may be required to be deducted or withheld therefrom under the Code, the Ordinance, or under any provision of state, local, Israeli or other foreign law or any other applicable Legal Requirement, subject to any specific exemption with respect to Israeli Tax withholding from the Israeli Tax Authorities that provides otherwise. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (g) Notwithstanding anything to the contrary in this Section 1.4, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.5 The Company's Transfer Books Closed; No Further Ownership Rights in the Company Shares. At the close of business on the day during which the Effective Time occurs: (i) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or any Certificates in respect thereof shall thereafter be made or consummated; and (ii) all holders of Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company except as otherwise provided for in this Agreement or by applicable Legal Requirements. No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Exchange Agent or to the Surviving Company or the Parent, such Certificate shall be canceled and shall be exchanged as provided in this Article 1. The Per Share Consideration (together with payments contemplated by Sections 1.3(f) and 1.4(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares.

Section 1.6 Lost, Stolen, Destroyed or Unissued Certificates. If any Certificates shall have been lost, stolen or destroyed, or were never issued, the Exchange Agent shall pay such amounts and, if applicable, issue such shares of Parent Common Stock, if any, specified in this Article 1, in exchange for such lost, stolen, destroyed, or unissued Certificates, upon the delivery by the owner of such lost, stolen, destroyed or unissued Certificates of a bond in such sum as the Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against the Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen, destroyed or unissued.

Section 1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Company will take all such lawful and necessary action.



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                                   ARTICLE 2
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Parent and Merger Sub, as of the date hereof, subject to such exceptions as are disclosed in writing in a letter from the Company to the Parent delivered by a duly authorized officer of the Company concurrently with the execution of this Agreement (the "Company Disclosure Letter") (it being understood that any matter disclosed in the Company Disclosure Letter shall be deemed disclosed with respect to any section of this Article 2 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent), as follows:

Section 2.1     Organization and Qualification; Subsidiaries.

            (a) Each of the Company and its Subsidiaries is a corporation, limited liability company, partnership or other entity duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate with similar failures, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.7(f)) on the Company.

            (b) Section 2.1(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each of the Company's Subsidiaries, the jurisdiction of organization of each such Subsidiary, and the Company's equity interest therein. Neither the Company nor any of its Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution or loan to, any entity other than the Company or one of its Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens (as defined in Section 2.3(c)), except restrictions on transfer arising under applicable securities law. As of the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person (other than a Subsidiary of the Company).

Section 2.2 Memorandum of Association; Articles of Association. The Company has made available to the Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of the Company's Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary of the



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Company is in violation of its equivalent organizational documents. The Company has made available to the Parent complete and correct copies of the organizational documents of the all of the Subsidiaries of the Company.

Section 2.3    Capitalization.

            (a) The registered (authorized) share capital of the Company consists of 100,000,000 Ordinary Shares, NIS 0.001 par value per share. The Company has no class of share capital authorized other than the Company Shares. As of the close of business on July 27, 2006, (i) 38,078,902 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no Company Shares were dormant shares and no Company Shares were held in treasury by the Company or by Subsidiaries of the Company; (iii) 15,000,000 Company Shares were reserved for issuance under the Company Option Plans, of which 5,623,453 were subject to outstanding options to purchase Company Shares, and 1,846,312 Company Shares were available for future options and Company SAR grants; and (iv) 2,635,278 Company Shares are reserved for issuance upon the exercise of $75 million aggregate principal amount of 1.0% Convertible Notes due 2035 issued by msystems Finance Inc. (the "Convertible Notes").

            (b) Section 2.3 of the Company Disclosure Letter sets forth the following information with respect to each Company Share Option and Company SAR outstanding as of the close of business on July 27, 2006: (i) the name of the optionee or holder of the Company SAR; (ii) the particular plan, if applicable, pursuant to which such Company Share Option or Company SAR was granted, (iii) the number of Company Shares subject to such Company Share Option or Company SAR; (iv) the exercise price of such Company Share Option or Company SAR; (v) the date on which such the Company Share Option or Company SAR was granted; (vi) the applicable vesting schedule, including the vesting commencement date; and (vii) the date on which such Company Share Option or Company SAR expires. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. The Company has not issued any Company Shares which are unvested or subject to any repurchase option in favor of the Company. All outstanding Company Shares, including shares issued upon exercise of Company Share Options and Company SARs, and all outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Company Share Options and Company SARs have been issued and granted (i) pursuant to proper corporate action as of the applicable date, and (ii) in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). Except in accordance with Section 5.10(e) of this Agreement, no Company Share Options or Company SARs will be accelerated in any way by the Transactions (whether alone or upon the occurrence of any additional or subsequent events).

            (c) Except for (i) securities that the Company owns, directly or indirectly through one or more Subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, options, rights of first refusal or preemptive rights of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or any restriction on the possession, exercise or transfer of any other attribute of ownership of any security, except restrictions arising under applicable securities laws), (collectively, "Liens"), other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, and (ii) shares of capital stock or other similar ownership interests of Subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable Legal Requirements of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect the Company's control of such Subsidiaries) or shares of capital stock or other similar ownership interests of Subsidiaries of the Company owned by other Persons as disclosed in the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, other than the Convertible Notes. Except (A) as set forth in this Section 2.3, or (B) pursuant to Company Share Options or Convertible Notes outstanding as of the date of this Agreement, as of the date hereof, there are no shares of capital stock or other securities of the Company outstanding, and no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is, except for the Voting Undertakings, no voting agreement or voting trust, proxy, rights plan, anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. Other than as contemplated in Section 350 of the Companies Law, shareholders of the Company will not be entitled to statutory dissenters' or similar rights in connection with the Merger.

            (d) The Company Shares are not listed for trading on the Tel Aviv Stock Exchange, or on any other foreign or domestic stock exchange (other than Nasdaq), nor has the Company applied to list its shares on any such stock exchange.

Section 2.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the
Section 350 Vote (as defined in Section 5.2(a)), to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly and validly authorized by the board of directors of the Company, and, other than receipt of the Court Approval and an affirmative Section 350 Vote, no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement, for the Company to perform its obligations hereunder or for the Company to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and Merger Sub, constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the "Bankruptcy and Equity Exception"). Except for the Section 350 Vote or as may be required by the Applicable Court, no vote or approval of any class or series of capital stock or any other securities of the Company or the Company's Subsidiaries is necessary in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other Transactions.


Section 2.5    No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the Transactions will not:
      (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company's Subsidiaries;
      (ii) subject to compliance with the requirements set forth in Section 2.5(b) and obtaining the Section 350 Vote, conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, renegotiation, acceleration or cancellation of, or result in the creation of a Lien pursuant to, any Contract (as defined in Section 8.7(c)) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, impairments, rights, losses or Liens that, individually or in the aggregate with similar conflicts, violations, defaults, impairments, rights, losses or Liens, would not reasonably be expected to (x) be material to the Company and its Subsidiaries taken as a whole, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not require any franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations for the Company or any of its Subsidiaries from, or filing with or notification by the Company or any of its Subsidiaries to, any Governmental Entity ("Approvals"), except: (i) for: (A) compliance with applicable requirements of the Securities Act, the United States Securities Exchange Act of 1934 (the "Exchange Act"), and United States state securities laws ("Blue Sky Laws"); (B) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any applicable non-U.S. Legal Requirements intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively with the HSR Act, "Antitrust Laws"); (C) the consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") to the change in ownership of the Company to be effected by the Merger (the "OCS Approval"); (D) to the extent required, approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the Restrictive Trade Practices Act, 1988 (the "RTPA"); (E) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center") of the change in ownership of the Company to be effected by the Merger (the "Investment Center Approval");
      (F) compliance with the rules and regulations of Nasdaq; (G) obtaining the Israeli Income Tax Ruling (as defined in Section 5.4(c)) and (H) obtaining the Court Approval, and, (ii) where the failure to obtain such Approvals, or to make such filings or notifications, individually or in the aggregate with similar failures, would not reasonably be expected to (x) be material to the Company and its Subsidiaries taken as a whole, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

Section 2.6    Compliance with Laws; Environmental Matters; Permits.

            (a) The following terms shall have the meanings set forth below:

      (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

      (ii) "Environmental Laws" are all applicable Legal Requirements promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity.

            (b) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any Legal Requirement (including Environmental Laws and the Foreign Corrupt Practices Act of 1977) applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate with similar conflicts, defaults or violations) would not cause the Company or any of its Subsidiaries to lose any benefit or incur any liability that is, in each case, material to the Company and its Subsidiaries taken as a whole. No action, demand or investigation (formal or informal) by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Company's Knowledge (as defined in Section 8.7(d)), threatened, other than, in each case, those which if adversely determined, individually or in the aggregate with similar actions, demands or investigations would not reasonably be expected to (i) be material to the Company and its Subsidiaries taken as a whole, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent or materially delay the consummation of any of the Transactions.

            (c) Neither the Company nor any of its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company or any of its Subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition, in each case in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company that is material to the Company and its Subsidiaries taken as a whole. To the Company's Knowledge, (i) no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries, and (ii) no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries, in each case so as to give rise to any liability or clean-up obligation under any Environmental Laws that is material to the Company and its Subsidiaries taken as a whole. The first sentence of
      Section 2.6(b) (to the extent it relates to compliance with Environmental
      Laws) and Section 2.6(c) constitute the sole and exclusive representations and warranties of the Company regarding environmental matters, or liabilities or obligations, or compliance with Environmental Laws, relating thereto.

            (d) The Company and its Subsidiaries hold all material Approvals that are required for them to own, lease or operate their assets and to carry on their businesses and that are material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have been since January 1, 2003 and are in compliance in all material respects with the terms of such material Approvals.

Section 2.7    SEC Filings; Financial Statements.

            (a) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act or the Securities Act since December 31, 2003 (the "Applicable Date") (the forms, statements, reports and documents filed with or furnished to the SEC from the Applicable Date to the date hereof, each as amended, the "Company Filed SEC Reports"). Each Company Filed SEC Report, at its effective date (in the case of registration statements filed pursuant to the requirements of the Securities Act) or at the time of its filing or being furnished (in the case of other Company Filed SEC Reports) complied, or after an amendment was filed or furnished prior to the date of this Agreement complied, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). As of such respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Company Filed SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

            (b) Neither the Company nor any of its Subsidiaries is or at any time has been required to file or furnish any forms, statements, certifications, reports and documents required to be filed with the Israeli Securities Authority under the Israeli Securities Law 1968 or any regulation promulgated thereunder.

            (c) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the applicable provisions of the Sarbanes-Oxley Act became applicable to the Company, the Company has not (directly or indirectly through its Subsidiaries) made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company or any of its Subsidiaries in violation of the Exchange Act.

            (d) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company's management has disclosed to the Company's auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's and its Subsidiaries' ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the board of directors of the Company any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to the Parent (i) a summary of any such disclosure made by management to the Company's auditors and audit committee between December 31, 2004 and the date of this Agreement and
      (ii) any material communication between December 31, 2004 and the date of this Agreement made by management or the Company's auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Between December 31, 2004 and the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company or Subsidiary of the Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to the Parent a summary of all such material complaints or concerns relating to other matters made between December 31, 2004 and the date of this Agreement through the Company's whistleblower hot-line or equivalent system for receipt of employee or other Person's concerns regarding possible violations of law by the Company or any of its Subsidiaries or any of their respective employees. Between December 31, 2004 and the date of this Agreement, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors of the Company pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

            (e) The consolidated financial statements of the Company (including any related notes and schedules thereto) included or incorporated by reference in the Company Filed SEC Reports (as the same may have been restated or otherwise amended in a subsequent Company Filed SEC Report) comply as to form, as of their respective dates of filing with the SEC (or, in the case of amended or restated filings, as of the date of the latest amendment or restatement was filed with or furnished to the SEC), in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto).

Section 2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for (i) liabilities reflected in financial statements included in the Company Filed SEC Reports or in the notes thereto, (ii) liabilities incurred in connection with this Agreement or the Transactions, (iii) liabilities incurred in the ordinary course of business since December 31, 2005, and (iv) liabilities as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 2.9 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, between December 31, 2005 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice; (b) there has not been any Material Adverse Effect on the Company; (c) there has not been any change by the Company in its accounting methods, principles or practices, except as required by changes in GAAP; (d) there has not been any material revaluation by the Company of any of its assets, including a material writing down of the value of capitalized inventory or a material writing off of notes or accounts receivable; (e) to the Knowledge of the Company, no customer which represented five percent or more of the Company's consolidated product revenue for the year ended December 31, 2005 or the quarter ended March 31, 2006 has materially reduced or communicated to the Company or any of its Subsidiaries (orally, in writing or otherwise) an intent to materially reduce the quantity of its purchases from or materially reduce price or materially change other quantitative or qualitative terms of its business relationship with the Company or its Subsidiaries; (f) to the Knowledge of the Company, no supplier which provides goods or services to the Company or a Subsidiary of the Company (which cannot be replaced within thirty days without significant incremental cost) has materially reduced its supply to the Company or communicated to the Company or any of its Subsidiaries (orally, in writing or otherwise) an intent to materially increase the price, materially reduce supply or materially change the quantitative or qualitative terms of its business relationship with the Company or its Subsidiaries; (g) to the Knowledge of the Company, no key employee of the Company or its Subsidiaries has communicated to the Company or any of its Subsidiaries (orally, in writing or otherwise) an intent to terminate or otherwise significantly decrease his or her contribution to the Company or its Subsidiaries; and (h) there has not been any material damage, destruction or other material casualty loss with respect to any tangible asset or tangible property owned, leased or otherwise used by the Company or any of its Subsidiaries having a value prior to such losses exceeding $25 million.

Section 2.10 Litigation. There is no suit, arbitration, action or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate with similar suits, arbitrations, actions or proceedings, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that is, or which would reasonably be expected to be, individually or in the aggregate with similar judgments, decrees, injunctions, rules or orders, material to the Company and its Subsidiaries taken as a whole. Section 2.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all suits, arbitrations, actions or proceedings to which the Company, or its Subsidiaries or any of their assets are a party or bound.

Section 2.11   Employee Matters and Benefit Plans.

            (a) The following terms shall have the meanings set forth below:

      (i) "Company Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement, other than an Employment Agreement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation including each International Employee Plan;

      (ii) "Employee" means any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate;

      (iii) "Employment Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any ERISA Affiliate and any Employee;

      (iv) "ERISA" means the Employee Retirement Income Security Act of 1974;

      (v) "ERISA Affiliate" means any Subsidiary of the Company or other Person or entity under common control with the Company or any Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code; and

      (vi) "International Employee Plan" shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States. This shall include, in Israel, manager's insurance or other provident or pension funds which are not government-mandated but were set up to provide for the Company's legal obligation to pay statutory severance pay (Pitzuay Piturim) under the Severance Pay Law 5723-1963.

            (b) Section 2.11(b)(i) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each Company Employee Plan other than legally-mandated plans, programs and arrangements, and Section 2.11(b)(ii) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by Legal Requirement or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable Legal Requirement, in each case as previously disclosed to the Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. Except as set forth in Section 2.11(b) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate is obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

            (c) The Company has provided or made available to the Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including all amendments thereto and all related documents (including, in the case of share option plans, the form of all share option agreements evidencing any outstanding Company Share Options and Company SARs); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan or any International Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Company Employee Plan; (v) all determination, opinion, notification and advisory letters from the United States Internal Revenue Service (the "IRS"); (vi) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans; (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (viii) all prospectuses prepared in connection with each Company Employee Plan; and
      (ix) any Approvals held by the Company or any ERISA Affiliate which enable it to employ foreign employees or employees from "territories" currently administered by Israel. Neither the Company nor any ERISA Affiliate (x) has ever sponsored or contributed to a plan intended to be governed by
      Section 401(k) of the Code, or (y) within the six years preceding the date of this Agreement, sponsored or contributed to a plan intended to be qualified under Section 401 of the Code.

            (d) The Company or the applicable ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan and Employment Agreement, and each Company Employee Plan and Employment Agreement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA and the Code. There are no actions, suits or claims pending, or, to the Company's Knowledge, threatened or reasonably anticipated against any Company Employee Plan or Employment Agreement or against the assets of any Company Employee Plan, except for claims for benefits in the ordinary course of business consistent with past practice. There are no audits, inquiries or proceedings pending or, to the Company's Knowledge, threatened by the IRS, United States Department of Labor or any other Governmental Entity with respect to any Company Employee Plan.

            (e) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any "multiemployer plan," as defined in Section 3(37) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any "funded welfare plan" within the meaning of
      Section 419 of the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either timely applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under
      Section 401(a) of the Code, to the Company's Knowledge, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status, except such events, conditions or circumstances which could be corrected without the Company incurring a material liability. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

            (f) No Company Employee Plan provides, or reflects or represents any liability material to the Company and its Subsidiaries taken as a whole to provide post-termination life, health or other welfare benefits to any person for any reason, except as may be required by Section 601 through 608 of ERISA or other applicable statute.

            (g) The Company and each ERISA Affiliate: (i) is not liable for any arrears of wages or penalties with respect thereto; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Each current Employee who resides in the United States of America is an "at-will" employee.

            (h) No work stoppage or labor strike against the Company or any Subsidiary of the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary of the Company is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company.

            (i) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Legal Requirement, no condition exists that would prevent the Surviving Company, its Subsidiaries or the Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Surviving Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

            (j) Solely with respect to Employees who reside or work in Israel ("Israeli Employees"): (i) neither the Company nor any Subsidiary of the Company is a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees. Neither the Company nor any Subsidiary of the Company has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. Neither the Company nor any Subsidiary of the Company has or is subject to, and no Israeli Employee of the Company or any Subsidiary of the Company benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the Israeli Employees are "at will" employees subject to the termination notice provisions included in Employment Agreements or applicable Legal Requirements; (iii) the Company's or the applicable Subsidiary of the Company's obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law (5723-1963) (the "Severance Pay Law") have been satisfied or have fully funded by contributions to appropriate insurance funds or accrued on the Company's financial statements; and (iv) the Company and the Subsidiaries of the Company are in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), and The Employment by Human Resource Contractors Law 1996. The Company and the Subsidiaries of the Company have not engaged any employees whose employment would require special Approvals, and there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law. "Israeli Employee" shall be construed to include consultants, sales agents and other independent contractors who would be deemed to be employees for purposes of Israeli labor laws. All of the Israeli Employees are terminable by the Company on 30 days notice or less.

Section 2.12 Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in any document submitted to the Applicable Court or the Company's shareholders or (if applicable) creditors in connection with obtaining the Court Approval, including the Information Statement (as defined in Section 5.2(a)) (a "Company Disclosure Document"), at the time filed (as amended or supplemented), at the time provided to such shareholders or creditors or at the time of the general meeting of the shareholders of the Company in connection with the Transactions (the "Company General Meeting") or (if applicable) any meeting of the creditors of the Company in connection with the Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent applicable, none of the information supplied by the Company for inclusion or incorporation by reference in any Registration Statement, at the time filed (as amended or supplemented), at the effective time of the Registration Statement or at the Effective Time will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply as to form in all material respects with any applicable requirements of the Companies Law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent or Merger Sub which is contained or incorporated by reference in the Company Disclosure Documents or any Registration Statement.

Section 2.13 Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries has good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets that are material to the Company and its Subsidiaries taken as a whole, free and clear of all Liens except: (a) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and (b) Permitted Liens. This Section 2.13 does not cover intellectual property assets or rights. All leases pursuant to which the Company or any of its Subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the Company's Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company or any of its Subsidiaries has not taken adequate steps to prevent such default from occurring) that, in each case would be material to the Company and its Subsidiaries taken as a whole.

Section 2.14    Taxes.

            (a) For purposes of this Agreement, "Tax" or, collectively, "Taxes", means: (i) any and all United States, federal, provincial, state, local, Israeli and other foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of Israeli or other foreign, state or local Legal Requirements).

            (b) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, taking into account properly obtained extensions of time to file, all material U.S. federal, state, local, Israeli and other foreign returns, estimates, declarations, information statements and reports relating to Taxes ("Returns") required to be filed by the Company and each of its Subsidiaries with any Tax authority, and such Returns are true and correct in all material respects. The Company and each of its Subsidiaries have paid all Taxes shown on such Returns that are due.

            (c) The Company and each of its Subsidiaries (A) has paid or accrued all material Taxes it is required to pay or accrue and (B) has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholders or other third parties all material Taxes and other material deductions required to be withheld and has, within the time and in the manner required by Legal Requirements, paid such withheld amounts to the proper governmental authorities.

            (d) No material Tax deficiency is outstanding, proposed or assessed against the Company, nor has the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any material Tax.

            (e) No audit or other examination of any material Return of the Company or any of its Subsidiaries is currently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, nor is any taxing authority (including for these purposes the Investment Center with respect to the Company's status as an "Approved Enterprise" under Israel's Law for the Encouragement of Capital Investment, 1959) asserting in writing, or to the Company's Knowledge, threatening to assert, against the Company or any of its Subsidiaries any claim for material Taxes. There are no matters relating to material Taxes under discussion between any taxing authority and the Company or any of its Subsidiaries.

            (f) No material adjustment that is still pending relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority. No written claim that could give rise to material Taxes has been made within the last five years in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns, that the Company or any of its Subsidiaries may be subject to taxation in that jurisdiction.

            (g) There is no provision of any Contract (as defined in Section 8.7(c)), including any provision of this Agreement that, individually or in the aggregate with similar provisions, could give rise to the payment of any material amount that would not be deductible as an expense pursuant to Section 162(m) of the Code, nor has the Company made any material payment of any amount that would not be deductible as an expense pursuant to Section 404 of the Code.

            (h) Neither the Company nor any of its Subsidiaries: (A) has ever been a member of an affiliated group filing a consolidated Return, except for the affiliated group, the parent of which is the Company; (B) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding (other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes); or (C) is liable for the Taxes of any other Person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, Israeli or other foreign Legal Requirements), as a transferee or successor, by contract or otherwise, except for liability created as a result of being a member of the affiliated group, the parent of which is the Company.

            (i) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

            (j) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code: (A) in the two years prior to the date of this Agreement or;
      (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (k) To the Company's Knowledge, it qualifies as an Industrial company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and, to the Company's Knowledge, the consummation of the Merger will not have any adverse effect on such qualification as an Industrial company.

            (l) (A) The Company has been granted "approved enterprises" status under the Israeli Law for the Encouragement of Capital Investment, 1959 in the "alternative tax benefits" route. To the Company's Knowledge it is in compliance in all material respects with all terms and conditions stipulated by such law, regulations published thereunder and the instruments of approval for the specific investments in the "approved enterprise". (B) Each of the Company and the Subsidiaries is in compliance in all material respects with all terms and conditions of any ruling of any Tax authority that applies to the Company, the Surviving Company or any Subsidiary for any taxable period (or portion thereof) ending after the Closing Date.

            (m) Section 2.15(m) of the Company Disclosure Letter lists each material Tax incentive, subsidy or benefit granted to or enjoyed by the Company and its Subsidiaries under the Legal Requirements of the State of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive. The Company and its Subsidiaries have complied with all material requirements of Israeli Legal Requirements to be entitled to claim such incentives, subsidies or benefits. To the Company's Knowledge, subject to receipt of the Investment Center Approval and other Approvals required as explicitly set forth herein, consummation of the Merger will not adversely affect the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed incentive, subsidy or benefit and no consent or approval of any Governmental Entity is required prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Company or its Subsidiaries to any such incentive, subsidy or benefit.

Section 2.15 Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. ("Citigroup"), the fees and expenses of which will be paid by the Company pursuant to the engagement letter dated July 3, 2006 (a true and correct copy of which has been made available to the Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.16      Intellectual Property.

            (a) The following terms have the meanings set forth below:

      (i) "Intellectual Property" means any or all of the following: (A) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, schematics, layouts, data and mask works; (B) inventions (whether or not patentable), improvements, and technology; (C) proprietary and confidential information, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) domain names, web addresses and sites;
(vii) tools, methods and processes and (G) all instantiations of the foregoing in any form and embodied in any media.

      (ii) "Intellectual Property Rights" means any and all worldwide, common law and/or statutory rights in or arising out of: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent rights anywhere in the world in inventions and discoveries including invention disclosures ("Patents"); (B) all trade secrets and other rights in know -how and confidential or proprietary information, in each case excluding any rights in respect of any of the foregoing that are protected by Patents; (C) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor ("Copyrights"); (D) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor ("URLs"); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith ("Trademarks"); (E) all "moral" rights of authors and inventors, however denominated throughout the world, and (F) any corresponding or equivalent rights to any of the foregoing.

      (iii) "Company Intellectual Property" means any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights, that are owned by or exclusively licensed to the Company or any of its Subsidiaries.

      (iv) "Registered Intellectual Property Rights" means all United States, international and foreign: (A) issued Patents, including pending applications therefor; (B) registered Trademarks and pending applications to register Trademarks, including intent-to-use applications; (C) Copyright registrations and pending applications to register Copyrights; and (D) URL registrations and pending applications to register URLs.

      (v) "Company Product" means any product or service offering of the Company or any of its Subsidiaries currently being marketed, sold or licensed by the Company or any of its Subsidiaries.

            (b) Section 2.16(b) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned or exclusively licensed by or filed in the name of the Company or any of its Subsidiaries as of the date hereof (the "Company Registered Intellectual Property Rights").

            (c) The Company has no Knowledge of any facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Without limiting the foregoing, to the Knowledge of the Company, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

            (d) To the Knowledge of the Company, each item of material Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees having a final due date prior to the date hereof in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates required to be filed in connection with such Company Registered Intellectual Property Rights and having a final due date prior to the date hereof have been filed with the relevant patent, copyright, trademark or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. With respect to such Company Registered Intellectual Property Rights the Company or any of its Subsidiaries has so decided not to maintain, Section 2.16(d) of the Company Disclosure Letter lists all (i) abandoned Patent applications (excluding provisional applications) owned and abandoned by the Company within the two year period prior to the date hereof and (ii) issued Patents owned and abandoned by the Company. In each case in which the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property from any third Person, the Company or such Subsidiary has obtained an assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to the Company or such Subsidiary and Company or such Subsidiary has recorded each such assignment with the relevant Governmental Entities, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was at the time made inaccurate in any material respect and was not corrected prior to the date hereof.

            (e) Subject to any required third party consents with respect to Company Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, all Company Intellectual Property will be transferable, alienable or licensable by the Surviving Company and/or the Parent to the same extent transferable, alienable or licensable by the Company as of the date hereof without payment of any kind to any third party.

            (f) To the Knowledge of the Company, each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, including all Company Registered Intellectual Property Rights listed in
      Section 2.16(b) of the Company Disclosure Letter, is free and clear of any Liens. The Company is the exclusive owner or, to the Knowledge of the Company, exclusive licensee of all Company Intellectual Property. To the Knowledge of the Company, the Company or one or more of its Subsidiaries is the exclusive owner of, or has acquired the necessary licenses to use, all material Trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries as currently conducted, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company or one or more of its Subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all Copyrighted works that are included or incorporated into Company Products.

            (g) The Company has not transferred ownership of or granted any exclusive retention of or joint ownership of any Intellectual Property or Intellectual Property Rights that is or, in the twelve month period prior to the date hereof, was Company Intellectual Property to any other Person.

            (h) All Company Intellectual Property owned by the Company or any of its Subsidiaries was created solely by either (i) employees of the Company or one or more of its Subsidiaries acting within the scope of their employment or (ii) by third parties who have irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or one of its Subsidiaries.

            (i) To the extent that any Company Intellectual Property owned by the Company or any of its Subsidiaries has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or such Subsidiary has paid any consideration of any kind, the Company or one or more of its Subsidiaries has a written Contract with such Person with respect thereto, and the Company or one or more of its Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property and associated Intellectual Property Rights by operation of law or by assignment.

            (j) To the Knowledge of the Company, the Company Intellectual Property and the Intellectual Property and Intellectual Property Rights licensed by the Company or any of its Subsidiaries from third Persons constitute all the material items of Intellectual Property and material Intellectual Property Rights which, as of the date hereof, are used in and necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, including the development, manufacture, use, import and sale of products, technology and services of the Company or any of its Subsidiaries. With respect to such Intellectual Property and Intellectual Property Rights licensed by the Company or any of its Subsidiaries from third Persons, Section 2.16(j) of the Company Disclosure Letter lists all cross license agreements and inbound global license agreements to which the Company or any of its Subsidiaries is a party.

            (k) Other than: (i) "shrink-wrap" and similar generally available commercial binary code end user licenses and (ii) agreements with customers entered into in the ordinary course of business of the Company or any of its Subsidiaries, to the Knowledge of the Company, the Contracts listed in Section 2.16(k) of the Company Disclosure Letter include all Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof that grant any rights to any third Person with respect to any Company Intellectual Property. To the Knowledge of the Company, consummation of the Transactions will not trigger any right of any third party to obtain any source code owned by the Company or any of its Subsidiaries from any escrow under any Contracts to which Company or any of its Subsidiaries is a party.

            (l) To the Knowledge of the Company, no third party owns or has any rights to any of the Company Intellectual Property owned by the Company or any of its Subsidiaries (other than non-exclusive license rights therein in connection with licensing, selling or otherwise exploiting Company Products in the ordinary course of the Company business).

            (m) To the Knowledge of the Company, the Company or one or more of its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of the Company or such Subsidiary or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product. Without limiting the foregoing no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is incorporated into any Company Product.

            (n) No government funding, facilities of a university, college or other educational institution or research center was used in the development of any Company Intellectual Property.

            (o) To the Knowledge of the Company, all material Company Intellectual Property is freely transferable, conveyable, and/or assignable by the Company and/or Surviving Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever that could be imposed by the OCS (or any other similar Governmental Entity) provided that the Company obtains any required consents by the OCS (or any other similar Governmental Entity).

            (p) As of the date hereof, to the Knowledge of the Company, the operation of the business of the Company as it currently is conducted, including the development, use, import, manufacture and sale of the products, technology or services of the Company does not, and will not when conducted by the Surviving Company in the same manner immediately following the Closing, infringe or misappropriate any Intellectual Property Right of any Person that the Company reasonably believes to be valid, violate any other right of any Person (including any right to privacy or publicity) or otherwise constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction, except to the extent any of the foregoing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice from any Person claiming that such operation of the business of the Company or any such act, product, technology or service of the Company or any Subsidiary of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction.

            (q) As of the date hereof, to the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property.

            (r) As of the date hereof, no material Company Intellectual Property is subject to any pending proceeding or outstanding decree, order, judgment, Contract (excluding any Contract for the sale or distribution of any Company Product) or stipulation to which the Company or any of its Subsidiaries is a party that restricts in any manner the use, transfer or licensing thereof by the Company or a Subsidiary of the Company or which would reasonably be expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

            (s) The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company's and its Subsidiaries' rights in confidential information and trade secrets of the Company and its Subsidiaries and also that of other Persons to whom the Company or any of its Subsidiaries has confidentiality obligations. Without limiting the foregoing, the Company currently has, and enforces, a policy requiring all employees, consultants and contractors of the Company or any of its

      Subsidiaries to execute Contracts containing confidentiality obligations, and all employees and contractors involved in the creation or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute Contracts containing obligations relating to proprietary information, confidentiality and assignment, substantially in one of the forms made available to the Parent. To the Knowledge of the Company, all current employees, consultants and contractors of the Company and its Subsidiaries have executed such Contracts.

            (t) To the Knowledge of the Company, as a result of any Contract to which the Company or any of its Subsidiaries is a party as of the date hereof, neither this Agreement nor the Merger, in and of itself, will result in: (i) the Parent's or the Surviving Company's granting to any third party any right to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them; (ii) either the Parent or the Surviving Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either the Parent or the Surviving Company being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by the Surviving Company, prior to the Closing Date.

            (u) Other than inbound "shrink-wrap" and similar generally available commercial binary code end user licenses, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property or Intellectual Property Rights with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

Section 2.17    Contracts.

            (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following
      Contracts:

      (i) any employment or consulting Contract with any Employee or consultant that is not terminable by the Company upon 30 days notice of less or that provides for an annual salary in excess of $125,000;

      (ii) any Contract whereby the Company or any of its Subsidiaries has assumed any obligation of, or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume any obligation or liability of, any other Person (including with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company or any of its Subsidiaries), other than any Contract entered into in connection with the sale or license of products or services in the ordinary course of business consistent with past practice;

      (iii) any Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive rights (including any exclusive license or right to use any Intellectual Property or Intellectual Property Rights) or "most favored nation" status or limiting the Company's ability to acquire assets or securities of any third parties;

      (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's Subsidiaries;

      (v) any material joint marketing or development Contract;

      (vi) any Contract with any third party to manufacture, reproduce, sell or distribute any Company Products, except (A) Contracts with contract manufacturers, distributors, customers or sales representatives in the ordinary course of business cancelable by the Company or the applicable Subsidiary without penalty upon notice of 90 days or less and (B) purchase orders entered into in the ordinary course of business consistent with past practice;

      (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than trade payables incurred in the ordinary course of business, or any Contract under which the Company or any of its Subsidiaries acts as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation for borrowed money or other indebtedness of any Person (other than the Company or its Subsidiaries);

      (viii) any Contract that contains any put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

      (ix) any material settlement agreement under which the Company or any of its Subsidiaries has ongoing obligations;

      (x) any Contract under which the Company or any of its Subsidiaries has any liability for the payment of any amounts of the type described in clause (i) or (ii) of Section 2.14(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity;

      (xi) each real property lease and each lease for personal property in each case involving payments by the Company or any of its Subsidiaries in excess of $60,000 annually (including capitalized leases); and

      (xii) any other Contract pursuant to which the Company and its Subsidiaries have aggregate remaining payment obligations in excess of $1,000,000 over the term thereof, other than purchase orders entered into in the ordinary course of business consistent with past practice.

            (b) Neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge any other party to, any Contract required to be disclosed in Section 2.16 or 2.17 of the Company Disclosure Letter (any such contract, a "Company Contract"), is in material breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any Company Contract. Each Company Contract is a legal, valid and binding obligation of the Company or the Subsidiary that is a party thereto, enforceable against the Company and such Subsidiary, and to the Company's Knowledge, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), except for such failures to be legal, valid and binding or to be enforceable as would not, individually or in the aggregate with similar failures, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company has made available to the Parent true and correct copies of all Company Contracts in existence as of the date of this Agreement.

Section 2.18 Opinion of Financial Advisor. The Company has received the written opinion of Citigroup, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by the Company's shareholders is fair, from a financial point of view, to such shareholders, a signed copy of which opinion will be made available to the Parent promptly following its receipt.

Section 2.19 Board Approval. The board of directors of the Company has unanimously: (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (b) approved this Agreement, the Merger and the other Transactions; and (c) subject to the provisions of this Agreement, determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other Transactions.

Section 2.20 Inapplicability of Certain Statutes. Other than as set forth in the Companies Law, the Company is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Merger or any other Transaction.

Section 2.21 Grants, Incentives and Subsidies. The Company has made available to the Parent, prior to the date hereof, correct copies of all documents evidencing all pending, outstanding and granted grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to the Company or any of its Subsidiaries, including the grant of Approved Enterprise Status from the Investment Center and grants from the OCS (collectively, "Grants") and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. The Company and the applicable Subsidiary is in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby. Assuming compliance by the Parent with any undertakings it may give with respect to the Grants that have been approved, the Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

Section 2.22 Encryption and Other Restricted Technology. The Company's and its Subsidiaries' business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and the Company's and its Subsidiaries' business as currently conducted does not require the Company or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

Section 2.23 Tax Matters. Neither the Company nor any of its Subsidiaries has taken any action or has failed to take any action or knows of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a tax free exchange under section 104(h) of the Ordinance or as a reorganization under Section 368 of the Code.

Section 2.24 Insider Interests. To the Company's Knowledge, no officer or director of the Company or any of its Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 2.25    Effect of Transaction.

            (a) Except as set forth in Section 5.10 hereof, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, Employment Agreement, trust, loan or other agreement or arrangement that will or might result in any payment (whether of severance pay, "gross-up," or indemnity with respect to any "parachute payment" (as defined in subclause (b) below) or similar payment or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (including with respect to any Company Share Option or Company SAR), or (ii) result in any payment, acceleration or vesting with respect to any other security issued by the Company or any of its Subsidiaries.

            (b) No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                                   ARTICLE 3
                  REPRESENTATIONS OF THE PARENT AND MERGER SUB

      The Parent and Merger Sub represent and warrant to the Company, as of the date hereof, subject to such exceptions as are disclosed in writing in a letter from the Parent to the Company delivered by a duly authorized officer of the Parent concurrently with the execution of this Agreement (the "Parent Disclosure Letter") (it being understood that any matter disclosed in the Parent Disclosure Letter shall be deemed disclosed with respect to any section of this Article 3 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent), as follows:

Section 3.1 Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate with similar failures, reasonably be expected to have a Material Adverse Effect on the Parent.

Section 3.2 Capitalization. The authorized capital stock of the Parent consists of 800,000,000 shares of Parent Common Stock and 4,000,000 shares of preferred stock, par value $0.001 per share, of the Parent (the "Parent Authorized Preferred Stock"), of which 400,000 shares have been designated Series A Junior Participating Preferred Stock (the "Parent Junior Preferred Stock"). As of July 27, 2006, (i) 196,528,748 shares of Parent Common Stock, were issued and outstanding, (ii) no shares of Parent Junior Preferred Stock were issued and outstanding, (iii) other than designation of Parent Junior Preferred Stock, no other shares of the Parent Authorized Preferred Stock have been designated or issued, (iv) 12,142,600 shares of Parent Common Stock have been reserved for issuance upon conversion of the Parent's 1% Convertible Senior Notes due 2013 (the "Parent Notes"), and (v) 41,294,864 shares of Parent Common Stock are reserved for issuance under the Parent's 1995 Stock Option Plan, the Parent's 1995 Non-employee Directors Stock Option Plan, the Parent's 2005 Stock Incentive Plan, the Rhombus, Inc. 1998 Long Term Equity Incentive Plan, the Matrix Semiconductor, Inc. 1999 Stock Plan, the Matrix Semiconductor, Inc. 2005 Stock Incentive Plan, the Parent's 1995 Employee Stock Purchase Plan and the Parent's 2005 Employee Stock Purchase Plan (of which there were 21,531,208 outstanding options or rights as of July 27, 2006 to acquire shares of Parent Common Stock ("Parent Share Options")). Other than the Parent Notes, no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote are issued or outstanding or subject to issuance. All Parent shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of capital stock of the Parent have been duly authorized and are validly issued and fully paid and nonassessable and not subject to preemptive rights. The Parent has made available to the Company a complete and correct copy of the Rights Agreement, dated as of September 13, 2003, as amended (the "Parent Rights Agreement"), between the Parent and Computershare Trust Company, Inc., as Rights Agent, relating to rights (the "Parent Rights") to purchase shares of Parent Junior Preferred Stock. Except (A) as set forth in this Section 3.2 or (B) pursuant to Parent Rights, Parent Share Options or Parent Notes outstanding as of the date of this Agreement, as of the date hereof, there are no shares of capital stock or other securities of Parent outstanding, and no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

Section 3.3 Authority. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent and by Merger Sub and the performance by each of the Parent and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub, and no other corporate proceedings on the part of the Parent or Merger Sub and no vote by the Parent's stockholders are necessary to authorize this Agreement or for each of the Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, including the issuance of the Parent Common Stock in the Merger. This Agreement has been duly and validly executed and delivered by the Parent and by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of the Parent and of Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent (as the sole shareholder of Merger Sub) has approved this Agreement, the Merger and the other Transactions.

Section 3.4 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not: (i) conflict with or violate the Parent's certificate of incorporation or bylaws or Merger Sub's Articles of Association; (ii) subject to compliance with the requirements set forth in Section 3.4(b), conflict with or violate any Legal Requirement applicable to the Parent or any of its Subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Parent's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, any Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of their respective properties are bound or affected, except in the case of clause (ii) or (iii), any such conflicts, violations, defaults, impairments, rights, losses or Liens that, individually or in the aggregate with similar conflicts, violations, defaults, impairments, rights, losses or Liens, would not reasonably be expected to (x) be material to the Parent and its Subsidiaries taken as a whole, (y) impair in any material respect the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

            (b) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any Approval for or by the Parent and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws; (B) compliance with the pre-merger notification requirements of the Antitrust Laws; and (C) compliance with the rules and regulations of Nasdaq; and (ii) where the failure to obtain such consents, Approvals, or to make such filings or notifications, individually or in the aggregate with similar consents, Approvals, filings or notifications, would not reasonably be expected to
      (x) be material to the Parent and its Subsidiaries taken as a whole, (y) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

Section 3.5 Issuance of Parent Common Stock. The shares of the Parent Common Stock to be issued pursuant to this Agreement to the holders of the Company Shares have been duly authorized, and when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 3.6 Compliance with Laws. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, any Legal Requirement (including Environmental Laws and the Foreign Corrupt Practices Act of 1977) applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate with similar conflicts, defaults or violations) would not cause Parent or any of its Subsidiaries to lose any benefit or incur any liability that is material to Parent and its Subsidiaries taken as a whole. No action, demand or investigation (formal or informal) by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to Parent or any of its Subsidiaries or any of their respective properties, is pending or, to Parent's Knowledge, threatened, other than, in each case, those which if adversely determined, individually or in the aggregate with similar actions, demands, investigations, suits or proceedings would not reasonably be expected to (i) be material to Parent and its Subsidiaries taken as a whole, (ii) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement, or (iii) prevent or materially delay the consummation of any of the Transactions.

Section 3.7     SEC Filings; Financial Statements.

            (a) The Parent has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2003 (the forms, statements, reports and documents filed with or furnished to the SEC since such date and through the date hereof, the "Parent Filed SEC Reports"). Each of the Parent Filed SEC Reports, at its effective date (in the case of registration statements filed pursuant to the requirements of the Securities Act) or at the time of its filing or being furnished (in the case of other Parent Filed SEC Reports) complied, or after an amendment was filed complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of such respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Filed SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

            (b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the provisions of the Sarbanes-Oxley Act became applicable to the Parent, the Parent has not (directly or indirectly through its Subsidiaries) made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Parent or any of its Subsidiaries in violation of the Exchange Act.

            (c) The Parent maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Parent is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Parent's filings with the SEC and other public disclosure documents. The Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Parent's management has disclosed to the Parent's auditors and the audit committee of the Parent's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Parent's and its Subsidiaries' ability to record, process, summarize and report financial information and has identified for the Parent's auditors and audit committee of the Parent's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent's internal control over financial reporting. The Parent has made available to the Company (i) a summary of any such disclosure made by management to the Parent's auditors and audit committee since December 31, 2004 and (ii) any material communication between December 31, 2004 and the date of this Agreement made by management or the Parent's auditors to the audit committee required or contemplated by listing standards of the Nasdaq, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Between December 31, 2004 and the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent or Subsidiary of Parent employees regarding questionable accounting or auditing matters, have been received by the Parent. The Parent has made available to the Company a summary of all such material complaints or concerns relating to other matters made between December 31, 2004 and the date of this Agreement through the Parent's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of law by the Parent or any of its

      Subsidiaries or any of their respective employees. Between December 31, 2004 and the date of this Agreement, no attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Parent's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to
      Section 307 of the Sarbanes-Oxley Act or any the Parent policy contemplating such reporting, including in instances not required by those rules.

            (d) The consolidated financial statements of the Parent (including any related notes and schedules thereto) included or incorporated by reference in the Parent Filed SEC Reports (as the same may have been restated or otherwise amended in a subsequent Parent Filed SEC Report) comply as to form, as of their respective dates of filing with the SEC (or, in the case of amended or restated filings, as of the date of the latest amendment or restatement was filed with the SEC), in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring non-material year-end audit adjustments and to any other adjustments described therein or in the notes thereto).

Section 3.8 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except for (i) liabilities reflected in financial statements included in the Parent Filed SEC Reports or in the notes thereto, (ii) liabilities incurred in connection with this Agreement or the Transactions, (iii) liabilities incurred in the ordinary course of business since December 31, 2005, and (iv) liabilities as would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

Section 3.9 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, since December 31, 2005 and until the date of this Agreement, (a) the Parent and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (b) there has not been any Material Adverse Effect on the Parent.

Section 3.10 Litigation. There is no suit, action or proceeding pending, or to the Parent's Knowledge, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate with similar suits, actions or proceedings, would reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its Subsidiaries that is, or which would reasonably be expected to be, individually or in the aggregate with any similar judgments, decrees, injunctions, rules or orders, material to the Parent and its Subsidiaries taken as a whole.

Section 3.11 Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any Company Disclosure Document, at the time filed (as amended or supplemented), at the time provided to the Company's shareholders or (if applicable) creditors or at the time of the Company General Meeting or (if applicable) any meeting of the Company's creditors in connection with the Transactions, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. To the extent applicable, none of the information supplied by the Parent or Merger Sub for inclusion or incorporation by reference in any Registration Statement, at the time filed (as amended or supplemented), at the effective time of the Registration Statement or at the Effective Time will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form with the applicable requirements of the Securities Act. Notwithstanding the foregoing, neither the Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in the Company Disclosure Documents.

Section 3.12 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

Section 3.13 Merger Sub Board Approval. The Merger Sub board of directors has unanimously: (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Merger and the other Transactions; and (c) recommended and recommends that the shareholder of Merger Sub approve this Agreement, the Merger and the other Transactions.

Section 3.14 Tax Matters. Neither the Parent nor any of its Subsidiaries has taken any action or has failed to take any action or knows of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a tax free exchange under Section 104(h) of the Ordinance or as a reorganization under Section 368 of the Code.

Section 3.15    Merger Sub.

            (a) Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent owns, beneficially and of record, all of the issued and outstanding shares of Merger Sub.

            (b) Merger Sub is and has been treated, since its inception, as a corporation for U.S. Tax purposes and neither Merger Sub nor the Parent or any Person on behalf of Merger Sub has made any election to have Merger Sub treated other than as a corporation for U.S. Tax purposes or has taken a position inconsistent with such treatment.

                                   ARTICLE 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by the Company. Except as otherwise expressly contemplated by this Agreement, as required by applicable Legal Requirements, as set forth in Section 4.1 of the Company Disclosure Letter or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article 7, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course consistent with past practice, pay its material Taxes when due (subject to good faith disputes over Taxes) and, to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact their current business organizations, (y) keep available the services of their current officers and key employees and (z) preserve their relationships with those Persons having business dealings with them, in each case to the end that their goodwill and ongoing businesses shall not be impaired in any material respect.

Section 4.2 Specific Activities. Without limiting the generality of Section 4.1, during the period from the date of this Agreement to the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article 7, except as otherwise expressly contemplated by this Agreement, as set forth on
Section 4.2 of the Company Disclosure Letter, as required by applicable Legal Requirements, or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) Waive any stock repurchase rights, accelerate, (other than in accordance with written agreements outstanding on the date hereof and disclosed on Section 2.3 or 2.11(b) of the Company Disclosure Letter), amend or change the period of exercisability of any Company Share Option or Company SAR, or reprice any Company Share Option or authorize cash payments in exchange for any Company Share Option;

            (b) (i) Grant any severance or termination pay to any officer, employee or consultant, except pursuant to written Employment Agreements existing, custom or written policies existing, on the date hereof and included in Section 2.11(b)(i) of the Company Disclosure Letter, or as required by applicable Legal Requirements; or (ii) adopt any new severance plan, agreement, custom, policy or arrangement or amend or modify or alter in any manner any severance plan, agreement, custom, policy or arrangement existing on the date hereof, or (iii) grant any equity-based compensation, whether payable in cash or shares, including any Company Share Option or

      Company SAR, except (A) pursuant to written Employment Agreements existing, or written policies existing, on the date hereof and included in
      Section 2.11(b)(ii) of the Company Disclosure Letter, (B) the issuance of Company Shares upon exercise of vested Company Share Options or Company SARs and (C) as permitted pursuant to Section 4.2(f);

            (c) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights of such other Person or entity to Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any Person future patent right, in each case other than non-exclusive licenses the granting of which are necessary in connection with or to the sale or distribution of any product offering of the Company or any of its Subsidiaries being marketed or sold by the Company or any of its Subsidiaries and other agreements with customers, in each case in the ordinary course of business consistent with past practices; provided that in no event shall the Company or any Subsidiary of the Company: (i) license on an exclusive basis or sell any Company Intellectual Property; or (ii) enter into any agreement limiting the right of the Surviving Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares of the Company, equity securities or property) in respect of any shares of capital stock of the Company or split, combine or reclassify any shares of capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock of the Company;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares, except in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards or acquisitions in connection with the net exercise of options;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of: (i) Company Shares pursuant to the exercise of Company Share Options or Company SARs and other agreements set forth in Section 2.3 of the Company Disclosure Letter, in each case outstanding as of the date of this Agreement; (ii) Company Shares issuable upon exercise of the Convertible Notes; and (iii) grants of Company Share Options to employees and new hires, in each such case in the ordinary course of business consistent with past practice with an exercise price not greater than the closing price per Company Share on the date of grant, which Company Share Options shall not accelerate as a result of the occurrence of any of the Transactions (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events), subject to Section 5.10(e);

            (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its Subsidiaries);

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or similar alliances or form or agree to form any Subsidiaries;

            (i) (i) Other than through licensing permitted by clause (c) or sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein, other than the sale, lease or disposition of property or assets with a purchase price not in excess of $5 million; or (ii) grant or otherwise create or consent to the creation of any material Lien affecting any owned or leased real property or any part thereof;

            (j) (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice; or (ii) make any loans, advances or capital contributions to any Person (other than the Company or any of its Subsidiaries), except loans or advances to employees made in the ordinary course of business consistent with past practice;

            (k) (i) Adopt or amend any Employment Agreement or Company Employee Plan, except as may be required by applicable Legal Requirements; or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will," except as may be required by Legal Requirements, and who are not officers of the Company or any Subsidiary of the Company);
      (ii) commit or offer to or agree to pay or pay any special bonus or special remuneration to any director or employee, except, in each case, as may be required by applicable Legal Requirements or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed in Section 2.11(b) of the Company Disclosure Letter or as permitted in clause (iii)(y); (iii) (x)commit or offer to increase or increase the salaries or wage rates or benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by applicable Legal Requirements or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed on Section 2.11(b) of the Company Disclosure Letter, or
      (y) pay, grant or increase, or change any past customs or unwritten policies of the Company with respect to, benefits not required by Legal Requirements with respect to its employees, except that the Company may pay annual bonuses to employees for the Company's 2006 fiscal year in accordance with the Company's 2006 bonus plan attached to Section 4.2(k) of the Company's Disclosure Letter if such bonuses are allocated in consultation with Parent and the Company may change severance pay as expressly permitted by Section 4.2(b); (iv) take any action to accelerate the vesting or payment, or fund or any other way secure payment of compensation or benefits under any Company Employee Plans, to the extent not already provided in such plans disclosed on Section 2.11(b) of the Company Disclosure Letter; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of its directors, officers or employees;

            (l) (i) Pay, discharge, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof; (ii) waive the benefits of, or agree to modify in any material manner, terminate or release any Person from, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary; or (iii) or settle any litigation (whether or not commenced prior to the date of this Agreement) other than a settlement reimbursable from insurance or calling solely for a cash payment in an aggregate amount less than $500,000 and in any case including a full release of the Company and its Subsidiaries, as applicable, or any settlement permitted by Section 5.3 or as previously reserved for in the most recent balance sheet of the Company filed with or furnished to the SEC prior to the date hereof;

            (m) Materially modify or amend in a manner adverse to the Company or its Subsidiaries or terminate any Company Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

            (n) Revalue any of its assets (including writing down the value of capitalized inventory or writing off notes or accounts receivable) or make any change in accounting methods, principles or practices, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by any Governmental Entity or the Financial Accounting Standards Board (or similar organization), (ii) as required by change in applicable Legal Requirements, or (iii) in connection with the Restated Financials with respect to historical financial statements and historical accounting methods, principles or practices or arising out of investigations conducted in connection therewith;

            (o) (i) Hire any employee with an annual (base and incentive) compensation level in excess of $125,000; or (ii) increase the net number of employees of the Company and its Subsidiaries taken as a whole;

            (p) Enter into any Contract or series of related Contracts that would be a Company Contract if it were in existence on the date hereof (except as expressly permitted under other provisions hereof or contemplated by Section 5.3 of the Company Disclosure Letter);

            (q) Make any material Tax election inconsistent with past practice, agree to pay, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes (which will bind the Company for a period following the Closing Date), or request, negotiate or agree to any Tax rulings, other than rulings requested to cause the Merger to qualify as a tax free exchange under
      Section 104(h) of the Ordinance or in connection with the Israeli Income Tax Ruling;

            (r) make any capital expenditures in excess of $500,000 in any individual case or $5,000,000 in the aggregate; or

            (s) Commit or agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (r).

Section 4.3 Parties' Cooperation. Subject to applicable Legal Requirements, it is the Parties' mutual intention that the Company shall fully cooperate with Parent to permit effective integration of the Company's and its Subsidiaries' business, go-to-market, strategy and manufacturing platform with the business of the Parent and its Subsidiaries after the Effective Time.

Section 4.4     Conduct of Business by the Parent.

            (a) During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth on Section 4.4 of the Parent Disclosure Letter or as consented to in writing by the Company (which consent shall not be unreasonably delayed), the Parent shall not, and shall not permit any of its Subsidiaries to:

      (i) Cause, permit or propose any amendments to the Parent Charter Documents to the extent any such amendment would adversely affect the rights of the Parent Common Stock;

      (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any shares of Parent Capital Stock;

      (iii) Be party to any (or adopt a plan or agreement of) complete or partial liquidation, dissolution or similar transaction involving the Parent;

      (iv) Acquire or agree to acquire, by merging, purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses or rights (other than the acquisition of inventory in the ordinary course of business), if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (x) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period,
(y) significantly increase the risk of any Governmental Entity entering an order or Restraint prohibiting the consummation of the Transactions or (z) otherwise materially delay the consummation of the Transactions; or

      (v) Commit or agree in writing or otherwise to take any of the actions described in Section 4.4(a)(i) through (a)(iv).

            (b) During the period from the date of this Agreement to the Effective Time except as expressly provided in this Agreement, Merger Sub shall not, and Parent shall not permit Merger Sub to, conduct any business or undertake any activities except as required to perform its obligations hereunder.

Section 4.5 No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

Section 5.1     Parent Common Stock; Disclosure Documents.

            (a) Except as set forth in Section 5.2(f), the Parent and the Company intend that the Parent Common Stock to be issued pursuant to this Agreement in connection with the Merger will be securities exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof. The effect of such issuance is that (i) shares of the Parent Common Stock issued to Persons who are not affiliates of the Parent or the Company are not subject to restrictions on resale arising under U.S. Securities laws and (ii) shares of the Parent Common Stock issued to Persons who are affiliates of the Parent or the Company may be resold pursuant to Rule 145 under the Securities Act.

            (b) The Company Disclosure Documents shall include: (i) the recommendation of the board of directors of the Company to the Company's shareholders that they vote in favor of approval of this Agreement, the Merger and the other Transactions, subject to the right of the board of directors of the Company to withhold, withdraw, amend, modify or change its recommendation in favor of this Agreement and the Merger in compliance with Section 5.2; (ii) the opinion of Citigroup referred to in Section 2.18; and (iii) the Restated Financials, which shall not be so included until any then outstanding comments of the SEC thereon shall have been resolved.

Section 5.2     Court Approval.

            (a) As promptly as practicable after the execution and delivery of this Agreement and in accordance with Sections 350 and 351 of the Israeli Companies Law, the Company shall submit to the district court of Tel Aviv-Jaffa (the "Applicable Court") a first motion to (i) approve an arrangement between the Company and its shareholders and/or (if applicable) creditors in accordance with the terms of this Agreement (the "Merger Proposal"); and (ii) convene, in the manner set forth in the

      Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law (the "Arrangement Regulations") and as shall be ordered by the Applicable Court, shareholders and (if applicable) creditors' meetings for the approval of the terms and conditions of the Merger Proposal by a majority in number representing at least 75% of the votes cast in those meetings, without taking into account the abstaining participants (the "Section 350 Vote"). In such motion the Company will inform the Applicable Court that upon the approval of the Merger Proposal by the requisite majority at the shareholders and (if applicable) creditors meetings, and subsequently by the Applicable Court, such court approval would be relied upon by Parent as an approval of the Merger Proposal for the purpose of qualifying the issuance of Parent Common Stock hereunder for the Section 3(a)(10) exemption from the registration requirements of the Securities Act. As part of the notice to convene the shareholders and (if applicable) creditors meetings, the Company will deliver to each of its shareholders and (if applicable) creditors a notice of the respective meetings, the order of the court to convene the meetings, the application for the approval of the proposed Merger Proposal submitted to the court, a power of attorney to attend the meetings in accordance with the Companies Law and a proxy card for the vote (the "Information Statement"). The Information Statement will include a description of the rights of a shareholder or a creditor, as applicable, to object to the Merger Proposal, information on the hearing scheduled before the Applicable Court and any position of the Company's board of directors with respect to the advisability of the Merger. Subject to
      Section 5.1(b)(iii), the Company agrees to include in the Information Statement information with respect to itself and its Subsidiaries consistent in scope and detail as would be required to be contained in the Registration Statement (as defined in Section 5.2(f)). Parent agrees to provide the Company for inclusion in the Information Statement information with respect to itself and its Subsidiaries consistent in scope and detail as would be required to be contained in the Registration Statement. Following the approval of the Merger Proposal by the shareholders and (if applicable) the creditors as set forth above, the Company will move for
      (i) the approval of the arrangement and the Merger Proposal by the Applicable Court and the order of all actions to be taken in accordance with the Merger Proposal; and (ii) the court to hold a hearing regardless of whether or not any objections to the Merger Proposal are raised (such approval when obtained, the "Court Approval").

            (b) Each of the Company and the Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of the Merger Proposal and all documents filed with respect to the Court Approval. In addition, each of the Company and the Parent shall at all times comply with all the procedures detailed in the Israeli Companies Law and the Arrangement Regulations and shall make all necessary actions in order to minimize the term of such procedures.

            (c) Subject to the terms of Section 5.2(e) and Section 5.6, the Company shall use commercially reasonable efforts to solicit from its shareholders and (if applicable) creditors proxies in favor of the approval of the Merger Proposal and the other Transactions. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company General Meeting and (if applicable) creditors' meetings in compliance with all applicable Legal Requirements, including the Israeli Companies Law, the Company Charter Documents, and the rules of Nasdaq. The Company may adjourn or postpone the Company General Meeting:
      (i) if and to the extent necessary to provide any necessary supplement or amendment to the Company Disclosure Documents to the Company's shareholders and/or (if applicable) creditors in advance of a vote on this Agreement, the Merger, the Merger Proposal and the other Transactions;
      (ii) if, as of the time for which the Company General Meeting is originally scheduled (as set forth in the Company Disclosure Documents), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting; or (iii) pursuant to the order or stipulation of the Applicable Court or as a result of an order or stipulation of the Applicable Court that requires a vote of a class of shareholders other than the holders of Company Shares or a class of (if applicable) creditors other than the classes contemplated by the Company in the Merger Proposal. Subject to Section 7.1(i), the Company's obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this
      Section 5.2(c) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 5.6(a)).

            (d) Unless the board of directors of the Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.2(e): (i) the board of directors of the Company shall recommend that the Company's shareholders vote in favor of and approve this Agreement, the Merger and the other Transactions at the Company General Meeting; (ii) the Company Disclosure Documents shall include a statement to the effect that the board of directors of the Company has recommended that the Company's shareholders vote in favor of and approve this Agreement, the Merger and the other Transactions at the Company General Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall publicly withhold, withdraw, amend, modify, change or propose or publicly resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent, the recommendation of the board of directors of the Company that the Company's shareholders vote in favor of and approve this Agreement, the Merger and the other Transactions.

            (e) Notwithstanding anything to the contrary in this Agreement, (x) the board of directors of the Company or any committee thereof may withhold, withdraw, amend, modify or change in a manner adverse to Parent its recommendation in favor of the approval of this Agreement, the Merger and the other Transactions or recommend an Acquisition Proposal if: (i) a Superior Proposal (as defined in Section 5.6(a)) is made to the Company and is not withdrawn; (ii) neither the Company nor any of its representatives shall have violated the terms of Section 5.6 other than immaterial violations that did not result in the relevant Acquisition Proposal and the Company is not then in material breach of this Agreement;
      (iii) the board of directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable Legal Requirements; (iv) the Company shall have given the Parent at least five Business Days prior written notice of the initial public disclosure by it of its conclusion pursuant to clause
      (iii), which notice shall be accompanied by a correct and complete copy of such Superior Proposal and all documents related thereto (and the Company shall thereafter promptly provide the Parent with correct and complete copies of any amendments or proposed amendments thereto) and during such period shall give the Parent the opportunity to meet with the Company to suggest such modifications to the terms hereof that the Parent may deem advisable, and (v) this Agreement and the Merger have not yet been approved by the Company's shareholders at the Company General Meeting and (if applicable) by the Company's creditors at the creditors meetings.

            (f) If the Parent does not receive no-action or exemptive relief from the staff of the SEC within 60 days after the date hereof with respect to the submission by Parent of the related no-action letter request confirming that the Staff of the SEC will not recommend any enforcement action if Parent securities are issued pursuant to the terms hereof without registration under the Securities Act by virtue of Section 3(a)(10) thereof or if the SEC rejects Parent's application for such relief within such 60-day period (the earlier of the expiration of such 60-day period and notification of such rejection is referred to below as the "Registration Date"), then:

      (i) Each of the Parent and Merger Sub shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be registered on a registration statement on Form S-4 filed with the SEC (the "Registration Statement");

      (ii) the Parent shall prepare and the Company shall reasonably cooperate in such preparation and the Parent shall file with the SEC, as soon as practicable after the Registration Date, the Registration Statement, which shall include the Information Statement/prospectus to be sent to the stockholders of the Company in connection with the Company General Meeting, and the Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable;

      (iii) Each of the Parent (for itself and Merger Sub) and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Information Statement;

      (iv) Each of the Parent (for itself and Merger Sub) and the Company shall notify the other promptly of the receipt of any written or verbal comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Information Statement or any other filing related thereto or for additional information and shall provide the other with copies of all correspondence, and the opportunity to participate in any meeting or other conversation, between such party or any of its representatives, on the one hand,

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and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Information Statement or other filing related thereto;

      (v) The Parent shall provide the Company with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement to the Registration Statement prior to filing such with the SEC;

      (vi) The Company shall promptly advise the Parent, and the Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements, and the Company and the Parent shall cooperate in delivering any such amendment or supplement to all the holders of Company Shares and/or filing any such amendment or supplement with the SEC or its staff and/or any other government officials; and

      (vii) As soon as practicable after the Registration Statement is declared effective by the SEC, the Company shall deliver the Information Statement to all holders of Company Shares.

Section 5.3 Cooperation. The Company and Parent shall cooperate, for the purpose of minimizing the liability of the Company and its affiliates (as defined in Rule 405 of the Securities Act), in the defense and settlement or other resolution of (a) any security holder suit or action against the Company and/or its affiliates relating to the transactions contemplated hereby or the Options Matters (as defined in Section 8.7(f)) or the Restated Financials and
(b) any suit, action, proceeding or investigation against the Company and/or its affiliates by any Governmental Entity with respect to the Options Matters or the Restated Financials, and no such suit, action, proceeding or investigation shall be settled or otherwise resolved by the Company (on its own behalf or on behalf of its affiliates) without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed by Parent and the Company that the reasonableness of such determination will be evaluated (i) based solely on the merits of the applicable suit, action, proceeding or investigation and the terms of the proposed related settlement or resolution, and (ii) subject to Section 5.3 of the Company Disclosure Schedule).

Section 5.4 Israeli Approvals.

            (a) Each party to this Agreement shall use its reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

      (i) as promptly as practicable after the date of this Agreement, the Company and the Parent shall prepare and file any notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;



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      (ii) the Company and the Parent shall respond as promptly as practicable to any inquiries or requests received from the Commissioner of Israeli Restrictive Trade Practices for additional information or documentation; and

      (iii) the Company and the Parent shall use their reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents and Approvals, and (subject to Section 5.2(e)) any other consents and Approvals that may be required pursuant to Israeli Legal Requirements in connection with the Merger: (A) the OCS Approval; and (B) the Investment Center Approval. In this connection the Parent shall provide to the OCS and the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the OCS Approval or Investment Center Approval (including if requested, the standard undertaking with respect to the observance by the Parent, as shareholder of the Company or the Surviving Company, of the requirements of The Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel (the "R&D Law").

            (b) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the OCS, the Investment Center, the Israeli Securities Authority, the Israeli Income Tax Commission, the Companies Registrar or any other Israeli Governmental Entity regarding the Transactions. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

            (c) As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that (i) the obligation to pay capital gains tax on the exchange of the Company Shares for Parent Common Stock will be deferred in accordance with the provisions of Section 104(h) of the Ordinance, and (ii) the conversion or assumption by the Parent of Company Share Options into options (the "Assumed Options") and SARs to purchase shares of Parent Common Stock will not result in a taxable event with respect to such Company Share Options pursuant to Section 3(i) or
      Section 102 of the Ordinance, and with respect to such Company Share Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of the Company Share Options (which ruling may be subject to customary conditions regularly



                                       47
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      associated with such a ruling) (the "Israeli Income Tax Ruling"). Each of the Company and the Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application for the Israeli Income Tax Ruling and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Income Tax Ruling, as promptly as practicable.

            (d) Each of the Company and the Parent shall cause all documents that it is responsible for filing with any Governmental Entity under this
      Section 5.4 to comply as to form and substance in all material respects with the applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Government Entity, such amendment or supplement.

            (e) As soon as reasonably practicable after the execution of this Agreement, the Parent shall cause its Israeli counsel to prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law (1968) concerning the publication of a prospectus in respect of the exchange of the Company Options for the Assumed Options, pursuant to Section 15D of the Securities Law of Israel. The Company shall cooperate with the Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such exemption.

Section 5.5     Confidentiality; Access to Information.

            (a) Upon reasonable notice, except (i) as the Company reasonably determines (after consultation with Parent and receiving and considering the advice of the Company's outside counsel), is required by applicable Legal Requirements, or (ii) as would be reasonably expected to violate or result in a loss or impairment of any attorney-client or work-product privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment, which reasonable best efforts shall include entering into one or more joint defense or community of interest agreements on customary terms if counsels to the parties reasonably conclude that such agreements are likely to preserve the privilege (the "Privilege Exception")), the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records so that the Parent may obtain all information concerning the business as its may reasonably request (including the status of product development efforts and, to the extent available to the Company after reasonable inquiry, summaries of fees and expenses incurred or paid or reasonably expected to be incurred or paid by the Company or its Subsidiaries to legal, accounting and other professional service advisors in connection with the Transactions (including the Restated Financials and the Options Matters)) (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company), and during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Parent
      (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. or Israeli federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the Parent may reasonably request (including the Company's outside accountants work papers).

            (b) Any information obtained by either party pursuant to this
      Section 5.5 shall be subject to the Confidentiality Agreement dated June 29, 2006, between the Parent and the Company (the "Confidentiality Agreement"). Without limiting the generality of the foregoing, Parent, Merger Sub and the Company shall not, and shall each use their respective reasonable best efforts to cause its representatives not to, use information obtained pursuant to this Section 5.5 for any purpose unrelated to consummation of the Transactions. No review or information obtained pursuant to this Section 5.5 shall limit the Parent's or Merger Sub's reliance on or the enforceability of any representation or warranty made by the Company herein.

Section 5.6     No Solicitation.

            (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to
      Article 7, and except as otherwise provided for in this Agreement, the Company and its Subsidiaries will not, nor will they authorize or knowingly permit any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives to, directly or indirectly:
      (i) solicit, initiate, or take an action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person (other than any officer, director, controlled affiliate or employee of the Parent or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Parent or any of its Subsidiaries) regarding, or furnish to any Person any information with respect to, or take any other action intended to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding the above, prior to the approval of this Agreement and the Merger by the Company's shareholders at the Company General Meeting and (if applicable) by the Company's creditors at the creditors meetings, nothing contained in this Agreement (including this Section 5.6) shall prohibit the board of directors of the Company, in response to an unsolicited Acquisition Proposal that is not withdrawn, from engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal, provided that the board of directors of the Company: (A) in good faith after consultation with the Company's



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      financial advisors, concludes that the offer constitutes or could reasonably be expected to result in or lead to a Superior Proposal, and
      (B) determines in good faith after consultation with its outside legal counsel that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable Legal Requirements; and provided further that (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, the Company gives the Parent written notice of the identity of such Person or group and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such party and (y) the Company receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement; and (z) prior to or contemporaneously with furnishing any such information to such party, the Company furnishes such non-public information to the Parent (to the extent such information has not been previously furnished by the Company to the Parent). The Company and its Subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

      For purposes of this Agreement: (i) "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by the Parent or Merger Sub) relating to an Acquisition Transaction; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the Transactions involving: (A) any acquisition or purchase from the Company by any Person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, arrangement or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license or disposition (other than in the ordinary course of business consistent with past practice) of more than 15% of the consolidated assets of the Company and its Subsidiaries taken as a whole or of the consolidated assets of the Company and its Subsidiaries to which 15% or more of the Company's and its Subsidiaries' revenues or earnings on a consolidated basis are attributable; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (iii) "Superior Proposal" shall mean any bona fide, unsolicited written Acquisition Proposal to acquire at least 75% of the outstanding voting securities of the Company or all or substantially all of the assets of the
Company: (A) with respect to which the board of directors of the Company shall have in good faith determined (taking into account the advice of the Company's financial advisors) that the acquiring party is capable of consummating such proposed Acquisition Transaction on the terms proposed; and (B) the board of directors of the Company shall have in good faith determined (taking into account the advice of the Company's financial advisors) that the proposed Acquisition Transaction, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected time for the consummation of such Acquisition Transaction, is more favorable to the shareholders of the Company, from a financial point of view, than the Transactions (taking into account any proposed modifications by the Parent in response thereto).

            (b) In addition to the obligations of the Company set forth in
      Section 5.6(a), the Company as promptly as practicable, and in any event within 48 hours, shall notify the Parent of: (i) any request for information in connection with, or which the Company reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the Person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep the Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company shall: (i) provide the Parent with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to consider an Acquisition Proposal; and (ii) provide the Parent with at least three Business Days prior written notice (or such lesser prior notice as provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of drafts of definitive documentation relating to such Superior Proposal.

            (c) Nothing contained in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or Section 329 of the Companies Law or any other applicable Legal Requirements; provided, however, that, except as contemplated by Section 5.2(e), neither the board of directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, its recommendation in favor of the approval of this Agreement, the Merger or the other Transactions or recommend an Acquisition Proposal. In addition, it is understood and agreed that, for all purposes of this Agreement, a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any other applicable Legal Requirements, or any similar communication to the shareholders of the Company, shall not constitute a Triggering Event or a withdrawal or modification or supplement, or proposal by the board of directors of the Company to withdraw or modify or supplement, such board's recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to any Acquisition Proposal.



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



Section 5.7 Public Disclosure. The Parent and the Company will use commercially reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Legal Requirements, the SEC or by obligations pursuant to any listing agreement with any national securities exchange or national trading system (in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement). Each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by the Parent or the Company in accordance with this Section 5.7. The parties agree that the initial press release to be issued with respect to the Transactions shall be a joint release in the form heretofore agreed to by the parties.

Section 5.8     Reasonable Best Efforts; Regulatory Filings.

            (a) Subject to Section 5.2(e), Section 5.6, Section 5.9 and the last sentence of this Section 5.8, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in
      Article 6 to be satisfied, including using their respective reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Entities necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall promptly make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby.

            (b) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including as promptly as practicable informing the other party of such inquiry and consulting with the other party in advance



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



      before making any presentations or submissions to a Governmental Entity. Each of the Company and the Parent shall notify the other promptly upon the receipt of any comments or other communication from any government officials and of any request by any government officials for amendments or supplements to any filing with any applicable Governmental Entity, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any such filing. Each of the Parent and the Company shall provide the other with a reasonable opportunity to review and provide comments on any such filings, correspondence or communications. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such filing pursuant hereto, the Company or the Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with any government officials, and/or mailing to the shareholders or (if applicable) creditors of the Company, such amendment or supplement (and shall provide the other with a reasonable opportunity to review and provide comments on any such amendment or supplement). For the avoidance of doubt, subject to the Privilege Exception, the filings, correspondence and communications referenced in this Section 5.8(b) shall include all filings, correspondence and communications by the Company with the SEC or any other Governmental Entity with respect to the Restated Financials and the Options Matters.

            (c) Parent, Merger Sub and the Company agree to use their reasonable best efforts (which shall include vigorous litigation on the merits) to
      (i) avoid or eliminate each and every impediment and obtain all consents under any applicable Antitrust Law that may be required by any U.S. or foreign federal, state or local antitrust or competition Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to close the Transactions as promptly as practicable or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decree, order, ruling, judgment, injunction, temporary restraining order or other similar order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (A) no requirement for any non-action, consent or approval of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any authority enforcing applicable Antitrust Law, any State Attorney General or other Governmental Entity, (B) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (C) no other matter relating to any antitrust or competition Law would, in each case under this clause (ii), preclude consummation of the Merger by the End Date (without giving effect to Section 7.1(b)(y) hereof), including (in the case of Parent under clauses
      (i) and (ii)) by agreeing (by consent decree or otherwise) to a reasonable and non-discriminatory licensing policy with respect to its and its Subsidiaries' (and the Surviving Company's) patents (a "Licensing Policy"). To the extent practicable and permitted by regulatory officials, Parent shall provide the Company and its counsel with reasonable opportunity to attend meetings with regulatory officials relating to the matters set forth in this Section 5.8. For the avoidance of doubt, the Parent shall have the right to direct and control any litigation, negotiation or other action relating to the antitrust matters set forth in this Section 5.8(c) with counsel of its own choosing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Parent, Merger Sub or the Company (and the Company shall not, without the prior written consent of Parent, agree) to: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company or any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service; (iii) subject to any Licensing Policy, to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other proprietary asset, or to commit to cause the Company or any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
      Date), or to commit to cause the Surviving Company or any of its Subsidiaries to hold separate any assets or operations; or (v) subject to the undertakings required by Section 5.4 and the commitments herein regarding a Licensing Policy, to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Surviving Company or any of its Subsidiaries or that would affect its discretion in determining the terms of any Contract or relationship with any Person.

Section 5.9 Third Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts (including those Contracts set forth or required to be set forth in Section 2.5(a) of the Company Disclosure Letter) required to be obtained in connection with the consummation of the Transactions; provided that the Company shall not be required to (i) make any material financial accommodation or (ii) pay or commit to pay to any such Person whose consent is being solicited any material amount of cash or other consideration, or make any commitment to incur any other material liability or other obligation due to such Person.

Section 5.10    Share Options, SARs and Employee Benefits.

            (a) At the Effective Time, each outstanding Company Share Option and Company SAR under the Company Option Plans or under any agreement disclosed in Section 2.3 of the Company Disclosure Letter, whether or not vested, shall by virtue of the Transaction be assumed by the Parent. Except as set forth in Section 5.10(e), each Company Share Option and Company SAR so assumed by the Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that: (i) each Company Share Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Share Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Share Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Share Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; (iii) each Company SAR will be solely exercisable (or will become exercisable in accordance with its terms) with respect to that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were subject to such Company SAR immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (iv) the per share exercise price with respect to such assumed Company SAR will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company SAR was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Parent shall comply with the terms of all such Company Share Options and Company SARs and use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plans and permitted under the Code or other relevant Legal Requirements that any Company Share Options that qualified for tax treatment under Section 422 of the Code prior to the Effective Time and that any Company Share Options that qualified for tax treatment under Section 102 of the Ordinance prior to the Effective Time continue to so qualify, with the same rights, after the Effective Time. The Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon exercise of all Company Share Options and Company SARs pursuant to the terms set forth in this Section 5.10(a). Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 5.10(a).

            (b) The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (the "401(k) Plans") unless the Parent provides notice to the Company that such 401(k) Plan(s) shall not be terminated. Prior to the Closing Date, the Parent shall receive from the Company evidence that the 401(k) Plans have been terminated pursuant to resolutions of the relevant entity's board of directors (the form and substance of such resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Effective Time.

            (c) On and for one year after the Effective Time, the Parent and/or any of the Parent's Subsidiaries shall arrange for each employee who resides in the United States of America and was participating in any of the Company Employee Plans immediately before the Effective Time, to participate in any counterpart benefit plans in the United States of America in which employees of the Parent participate (the "U.S. Counterpart Plans"), in accordance with the eligibility criteria thereof, provided that: (i) such participants shall receive full credit for years of service with any one or more of the Company, any the Company Subsidiary and prior employers to the extent such service is taken into account under such the Company Employee Plans and to the extent such service credit does not result in the duplication of benefits and (ii) such participants shall participate in the U.S. Counterpart Plans on terms no less favorable than

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      those offered by the Parent to its similarly situated employees. Provided that the Company or the applicable employee timely provides the Parent and/or its Subsidiaries with the information necessary to comply with this provision, the Parent and/or its Subsidiaries shall give credit under those of its U.S. Counterpart Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by employees (in each case including their eligible dependents) of the Company and its Subsidiaries, in respect of the applicable plan year in which the Effective Time occurs. With respect to its medical plans, the Parent and/or its Subsidiaries shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to employees of the Company or any of its Subsidiaries under the U.S. Counterpart Plans in which employees of the Company and its Subsidiaries become eligible to participate on or following the Effective Time (to the extent that such conditions were covered under the Company Employee Plans immediately prior to the Effective Time). Notwithstanding the forgoing, the Parent or any of its Subsidiaries may continue one or more of the Company Employee Plans, in which case the Parent and its Subsidiaries shall have satisfied their obligations hereunder with respect to the benefits so provided. Nothing in this Section 5.10(d) shall be construed to entitle any employee to continue his or her employment for any period of time or prevent the Parent from amending any of the U.S. Counterpart Plans or the Company employee benefit plans at any time; provided, however, that no such amendment shall be made or given effect within one year after the Effective Time to the extent that such amendment would result in persons employed with the Company or any of its Subsidiaries immediately before the Effective Time having benefits, in the aggregate, that are less favorable than the benefits provided to similarly-situated employees of the Parent.

            (d) Without limiting the generality of Section 8.9(b), nothing in this Agreement is intended to confer any rights or remedies on any employee, former employee, dependent or beneficiary.

            (e) (i) Effective on the Closing Date, the Company Share Options and Company SARs granted to individuals who are employees of the Company as of the Closing Date ("Employee Holders") shall be amended to provide that during the two year period beginning on the Closing Date, the vesting of any and all such options shall accelerate to the extent set forth below upon (x) the involuntary termination of the employment of the Employee Holder, other than for Cause, by the Parent or (y) upon the voluntary termination of the employment of the Employee Holder due to Good Reason. "Cause" shall mean, as reasonably determined by the Parent based on the information available to it after due inquiry, (1) "Misconduct," as defined in the Parent's Amended and Restated 2005 Incentive Plan as in effect on the date hereof, or (2) the material failure of the Employee Holder to carry out the duties of his or her employment position, as determined pursuant to the performance standards generally applicable to, and in a manner not more stringent than generally applied to, employees of the Parent; provided that Cause shall not exist under clause (2) of this definition if the action(s) and/or omission(s) of the Employee Holder that would otherwise constitute Cause are curable in all material respects, unless the Employee Holder fails to cure such action(s) and omission(s) in all material respects within 30 days of receiving written notice from the Parent of its intent to terminate the employment of the Employee Holder for Cause absent such cure and specifying in reasonable detail the failures to comply deemed by Parent to constitute Cause. If requested by the Employee Holder, Parent will meet with the Employee Holder to discuss the failures to comply and curative actions. "Good Reason" shall mean, as reasonably determined by the Parent, the Employee's demotion, without the Employee's consent, to a job classification materially below the Employee's job classification prior to the Effective Time; provided, however, that (i) Good Reason shall not be deemed to exist merely as a result of any changes to the Employee's title, authorities, or responsibilities occurring as a result of the Company becoming a business unit of Parent in the Merger, or (ii) any change to the Employee's title, authorities, or responsibilities that does not constitute a demotion according to the job classifications generally applicable to employees of Parent. The vested percentage of the Company Share Options and Company SARs of an Employee Holder who becomes entitled to such accelerated vesting shall be determined by (x) crediting such Employee Holder with two years of additional service if the termination of employment occurs during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, or (y) crediting such Employee Holder with one year of additional service if the termination of employment occurs during the period commencing on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

            (ii) Notwithstanding Section 5.10(e)(i), effective on the Closing Date, the vesting of any and all Company Share Options and Company SARs held by the individuals listed on Section 5.10(e)(ii) of the Company Disclosure Letter will vest in accordance with the provisions set forth on such Section 5.10(e)(ii) of the Company Disclosure Letter.

Section 5.11 Convertible Notes. The Parent shall take all such action as may be necessary so that from and after the Effective Time, the Parent and the Surviving Company shall comply with the terms of the Senior Indenture, dated as of March 23, 2005 by and among msystems Finance Inc., the Company, as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the "Indenture"), including execution of a supplemental indenture as provided in Section 6.01 of the Indenture. The Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon conversion of Convertible Notes in accordance with the terms of this Section 5.11 and the Indenture.

Section 5.12 Form S-8. Within ten Business Days following the Effective Time, the Parent shall, if no registration statement is in effect covering such shares of the Parent Common Stock, file a registration statement on Form S-8 (or any successor form) with respect to the shares of the Parent Common Stock subject to any Company Share Options and Company SARs held by current employees to the extent registrable on Form S-8 (or any successor form) and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or stock appreciation rights remain outstanding.

Section 5.13 Notification. Each of the Parent and the Company shall promptly notify the other of: (a) the occurrence, after the date of this Agreement and


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prior to the earlier of the Closing Date and the termination of this Agreement, of any change with respect to such party or its Subsidiaries which, individually or in the aggregate, would reasonably be expected to cause the condition set forth in Section 6.2(c) hereof (with respect to changes relating to the Parent) or Section 6.3(c) hereof (with respect to changes relating to the Company), as applicable, to be incapable of being satisfied as of the Closing Date and (b) the breach by such party of any covenant or agreement set forth in this Agreement to be performed by it prior to the Effective Time which, individually or in the aggregate, would reasonably be expected to cause the condition set forth in Section 6.2(b) hereof (in the case of breaches by the Parent) or
Section 6.3(b) hereof (in the case of breaches by the Company), as applicable, to be incapable of being fulfilled as of the Closing Date; provided, however, that (i) delivery of any notification or information pursuant to this Section
5.13 shall be for notification purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder or give rise to any other liability on the part of any party, and (ii) the failure to have complied in all respects with this Section 5.13 shall not constitute a breach or have any implications on any party's rights or obligations hereunder or give rise to any liability on the part of any party.

Section 5.14    Indemnification, Exculpation and Insurance.

            (a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now or at any time prior to the Effective Time was, an officer or director of the Company or any of its Subsidiaries (each an "Indemnitee" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any investigation (formal or informal), claim, proceeding or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with (i) the approval of or entering into this Agreement or the consummation of the Transactions or (ii) the Options Matters) to the same extent such Persons are entitled to be indemnified, defended, held harmless or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to applicable Legal Requirements, the Company Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors or officers of the Company and its Subsidiaries disclosed on Section 5.14 of the Company Disclosure Letter. The Articles of Association of the Surviving Company will contain provisions with respect to indemnification and exemption that are at least as favorable to the Indemnified Parties as those contained in the Company Articles of Association as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Persons, unless such modification is required by Legal Requirement.



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



            (b) At the Company's election in consultation with Parent, (i) the Company shall use its reasonable best efforts to obtain prior to the Effective Time prepaid "tail" insurance policies with a claims period of seven years from the Effective Time with respect to directors' and officers' liability indemnification and insurance in amount and scope (and containing terms and conditions that are in the aggregate) no less favorable to the Indemnified Parties than the Company's existing directors' and officers' liability insurance policies disclosed on Section 5.14(b) of the Company Disclosure Letter (the "Current Policies") for claims arising from facts or events that occurred on or prior to the Effective Time (including matters, acts or omissions occurring in connection with (i) the approval of or entering into this Agreement or the consummation of the Transactions or (ii) the Options Matters) (collectively, a "Tail Policy") (provided that the Company shall not pay a premium of more than 400% of the annual premium paid by the Company for the Current Policies as of the date hereof (the "Tail Cap") for such "tail" policies) or (ii) if the Company shall not have obtained such tail policy, for a period of seven years after the Effective Time, Parent shall cause to be maintained in effect directors' and officers' liability insurance policies with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with (i) the approval of or entering into this Agreement or the consummation of the Transactions, or (ii) the Options Matters) in amount and scope (and containing terms and conditions that are in the aggregate) no less favorable to the Indemnified Parties than the Current Policies; provided, that if the annual premiums for such policies at any time during such period exceed 200% of the annual premium paid by the Company for the Current Policies as of the date hereof (the "Current Premium"), Parent shall be required to provide such coverage as will then be available at an annual premium equal to 200% of the Current Premium; provided, further, that Parent may satisfy its obligations pursuant to this clause (ii) by obtaining a Tail Policy or, if a Tail Policy cannot be obtained without paying an aggregate premium greater than the Tail Cap, prepaid tail policies with such coverage as will then be available for an aggregate premium equal to the Tail Cap.

            (c) If that the Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, the Parent shall cause proper provisions to be made so that the successors and assigns of the Parent or the Surviving Company assume the obligations set forth in this Section 5.14. The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of the Parent and the Surviving Company under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.14 applies without the express written consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

Section 5.15 Listing of the Parent Common Stock. The Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable in the Merger



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



to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

Section 5.16 Company Affiliates; Restrictive Legend. The Company shall deliver to the Parent, prior to the Closing Date, a letter identifying all Persons who are, to the Knowledge of the Company, at the time of the Company General Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"). The Company shall use commercially reasonable efforts to cause each such Person to deliver to the Parent prior to the Closing Date, a written agreement substantially in the form of Exhibit B.

Section 5.17    Tax Treatment.

            (a) Each of the Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a tax free exchange under Section 104(h) of the Ordinance and as a reorganization under Section 368 of the Code.

            (b) The Company, the Parent and Merger Sub shall execute and deliver to each of Weil, Gotshal & Manges LLP, counsel to the Company ("WGM"), and O`Melveny & Myers LLP, counsel to the Parent and Merger Sub ("OMM"), certificates substantially in the forms attached hereto at Exhibits F and G at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2(d) or 6.3(d), as the case may be.

            (c) Each of the Company, the Parent and Merger Sub shall cause its respective Israeli counsel to deliver to each of WGM and OMM opinions substantially in the forms attached hereto at Exhibits H and I at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2(d) or 6.3(d), as the case may be, according to which the Merger is effected pursuant to Israeli statutes and as a result of which the following events occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company and (ii) Merger Sub's separate legal existence ceases for all legal purposes.

            (d) Prior to the Effective Time, none of the Company, the Parent or Merger Sub shall take, fail to take or cause to be taken any action which would cause to be untrue any of the representations in certificates described in this Section 5.17. Each party shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) (i) the Court Approval approving the Merger Proposal shall have been obtained, and (ii) if Section 5.2(f) applies, the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose and no


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      similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC.

            (b) The shares of the Parent Common Stock issuable to the Company's securityholders as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

            (c) No injunction, judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other similar legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity, in each case, (i) preventing the consummation of the Merger, or (ii) prohibiting or limiting the ownership or operation by the Parent of any material portion of the business or assets of the Surviving Company and its Subsidiaries taken as a whole in a jurisdiction where either party has substantial operations or from which it derives substantial revenues, or compelling the Surviving Company or the Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Surviving Company and its Subsidiaries, taken as a whole, in a jurisdiction where either party has substantial operations or from which it derives substantial revenues, in each case as a result of the Merger or any of the other Transactions. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any notification, waiting period, or approval requirements under the comparable Antitrust Laws of other applicable foreign jurisdictions in which either party has operations or from which either party derives revenue shall have been satisfied if legally required to be so satisfied by Closing.

            (d) The OCS Approval and the Investment Center Approval shall have been obtained. Notwithstanding the foregoing, the Israeli Income Tax Ruling shall not be required as a condition to the consummation of the Transactions pursuant to this Section 6.1(d).

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) (i) The representations and warranties of the Parent and Merger Sub set forth herein (other than the representations and warranties as to capitalization of the Parent set forth in the first two sentences of
      Section 3.2 (the "Parent Capitalization Representations") and the representation and warranty set forth in Section 3.9(b)) shall be true and correct in all material respects as of the date hereof (except to the extent that any such representation or warranty is expressly made as of an earlier specific date, in which case as of such date), provided, however, that for purposes of this condition, all such representations and warranties (other than the Parent Capitalization Representations and Section 3.9(b)) shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) results, or would reasonably be expected to result, individually or in the aggregate,



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      in a Material Adverse Effect on the Parent; (ii) the Parent Capitalization
      Representations shall be true and correct in all respects as of the dates set forth therein, provided, that the condition set forth in this Section 6.2(a)(ii) shall be deemed satisfied if the actual number of shares of Parent Common Stock or other securities outstanding or issuable under Parent Share Options or Parent Notes outstanding as of the date hereof is greater than the number represented in the Parent Capitalization Representations by no more than 0.5%; and (iii) the representation and warranty set forth in Section 3.9(b) shall be true and correct in all respects as of the date hereof. The Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect.

            (b) The Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; provided, however, that unintentional breaches shall not be deemed to be a breach for purposes of this Section 6.2(b). The Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect.

            (c) Between the date of this Agreement and the Closing Date, there shall not have been any change, effect, event, occurrence, condition, development or state of facts with respect to the Parent or any of its Subsidiaries which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Parent that has not been cured by the Effective Time.

            (d) The Company shall have received from WGM an opinion dated as of the Closing Date and stating that the Merger will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, WGM shall rely upon representations and covenants contained in the certificates of the Company, the Parent and Merger Sub and the opinions of the Israeli counsel described in Section 5.17. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified.

Section 6.3 Conditions to Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) (i) The representations and warranties of the Company set forth herein (other than the representations and warranties as to capitalization of the Company set forth in Section 2.3(a) (the "Company Capitalization Representations") and the representation and warranty set forth in Section 2.9(b)) shall be true and correct in all material respects as of the date hereof (except to the extent that any such representation or warranty is expressly made as of a specific earlier date, in which case as of such date); provided, however, that for purposes of this condition, all such representations and warranties (other than the Company Capitalization Representations and Section 2.9(b)) shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) results, or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company; (ii) the Company Capitalization Representations shall be true and correct in all respects as of the dates set forth therein, provided, that the condition set forth in this Section 6.3(a)(ii) shall be deemed satisfied if the actual number of Company Shares or other securities outstanding or issuable under Company Options, Company SARs or Convertible Notes outstanding as of the date hereof is greater than the number represented in the Company Capitalization Representations by no more than 0.5%; and
      (iii) the representation and warranty set forth in Section 2.9(b) shall be true and correct in all respects as of the date hereof. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

            (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, however, that unintentional breaches shall not be deemed to be a breach for purposes of this Section 6.3(b). The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

            (c) Between the date of this Agreement and the Closing Date, there shall not have been any change, effect, event, occurrence, condition, development or state of facts with respect to the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company that is not cured by the Effective Time.

            (d) The Parent shall have received from OMM an opinion dated as of the Closing Date and stating that the Merger will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, OMM shall rely upon the representations and covenants contained in the certificates of the Company, the Parent and Merger Sub and the opinions of the Israeli counsel as described in Section 5.17. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified; provided, however, that if, in connection with obtaining the Court Approval from the Applicable Court, the parties agree to modifications or other changes to the terms hereof or the structure of the Merger such that such opinion cannot be rendered, then, if the Company waives the condition set forth in Section 6.2(d), the Parent and Merger Sub will be automatically and without need for further action by any Person deemed to have concurrently therewith waived the condition set forth in this Section 6.3(d).

            (e) Neither the Parent nor the Company shall have received any written indication from the Investment Center to the effect that the consummation of the Merger will jeopardize or materially adversely affect its Approved Enterprise tax status and its status as an industrial company, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company and the chief financial officer of the Company to such effect (only with respect to the Company).





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                                   ARTICLE 7
                                   TERMINATION


Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the requisite approval of the shareholders of the Company:

            (a) by mutual written consent of the Parent and the Company;

            (b) by either the Parent or the Company if the Merger shall not have been consummated by March 30, 2007 (the "End Date"), but the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to act results in the failure of the Merger to be consummated by such time and such action or failure to act constitutes a breach of this Agreement; provided that, (x) if the only condition to consummation of the Merger that has not been satisfied or waived (other than conditions that by their nature are to be satisfied at Closing which are reasonably expected to be satisfied by the End Date as it may be extended) is the condition set forth in the last two sentences of Section 6.1(c), then the End Date shall be extended until June 30, 2007, and (y) if the only condition to consummation of the Merger that has not been satisfied or waived (other than conditions that by their nature are to be satisfied at Closing which are reasonably expected to be satisfied by the End Date as it may be extended) is the condition set forth in Section 6.1(a), and such condition is not satisfied solely as a result of the Company's inability to finalize the Company Disclosure Documents (or Parent's inability to finalize the Registration Statement) due to a failure to complete any necessary Restated Financials and address to the satisfaction of the SEC any comments of the SEC related to any necessary Restated Financials, then, so long as the Company continues to use its reasonable best efforts to complete any necessary Restated Financials and resolve any such comments , as promptly as practicable, then the End Date shall be extended until the date that is 90 days after the Company is able to comply with the covenant set forth in Section 5.1(b)(iii); provided further that if (A) after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been communicated to the board of directors or executive officers of the Company or shall have been publicly made directly to the shareholders of the Company, and (B) the Company or any of its Subsidiaries enters into such or any other definitive agreement (other than a confidentiality agreement) providing for an Acquisition Transaction or consummates an Acquisition Transaction within twelve months of such termination (changing the 15% and 85% amounts referred to in the definitions thereof in Section 5.6(a) to 40% and 60%, respectively, for purposes of this Section 7.1(b)), then the Company shall, concurrently with the consummation of the transactions contemplated by such agreement providing for an Acquisition Transaction or Acquisition Proposal, pay to the Parent $74,000,000 (the "Termination Fee") by wire transfer of immediately available funds;

            (c) by either the Parent or the Company if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;




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            (d) by either the Parent or the Company if the required approval of the shareholders or (if applicable) creditors of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the respective meetings; provided that if (A) after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been communicated to the board of directors or executive officers of the Company or shall have been publicly made directly to the shareholders of the Company, and (B) the Company or any of its Subsidiaries enters into such or any other definitive agreement (other than a confidentiality agreement) providing for an Acquisition Transaction or consummates an Acquisition Transaction within twelve months of such termination (changing the 15% and 85% amounts referred to in the definitions thereof in Section 5.6(a) to 40% and 60%, respectively, for purposes of this Section 7.1(d)), then the Company shall, concurrently with the consummation of the transactions contemplated by such agreement providing for an Acquisition Transaction or Acquisition Proposal, pay to the Parent the Termination Fee by wire transfer of immediately available funds;

            (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, which breach would (if it occurred or was continuing as of the Closing Date) give rise to the failure of the conditions set forth in
      Section 6.2(a) or Section 6.2(b), provided, that if such inaccuracy in the Parent's or Merger Sub's representations and warranties or breach by the Parent or Merger Sub is curable by the Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 7.1(e) for thirty days after delivery of written notice from the Company to the Parent and Merger Sub of such breach (it being understood that (i) the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by the Parent or Merger Sub is cured during such thirty-day period, (ii) the Company may not terminate this Agreement pursuant to this paragraph (e) if it is in breach of this Agreement and such breach would (if it occurred or was continuing as of the Closing
      Date) give rise to the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b)), and (iii) a termination by the Company pursuant to this Section 7.1(e) shall not constitute a Triggering Event);

            (f) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach would (if it occurred or was continuing as of the Closing Date) give rise to the failure of the conditions set forth in
      Section 6.3(a) or Section 6.3(b), provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then the Parent may not terminate this Agreement under this Section 7.1(f) for thirty days after delivery of written notice from the Parent to the Company of such breach, (it being understood that (i) the Parent may not terminate this Agreement pursuant to this paragraph
      (f) if such breach or inaccuracy by the Company is cured during such thirty-day period, and (ii) the Parent may not terminate this Agreement pursuant to this paragraph (f) if it is in breach of this Agreement and such breach would (if it occurred or was continuing as of the Closing
      Date) give rise to the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b)); provided further that if (A) such termination results from a breach of any of the Company's covenants or agreements set


                                       65
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      forth in this Agreement or a knowing breach by the Company of any of its representations and or warranties set forth in this Agreement, (B) after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been communicated to the board of directors or executive officers of the Company or shall have been publicly made directly to the shareholders of the Company, and (C) the Company or any of its Subsidiaries enters into such or any other definitive agreement (other than a confidentiality agreement) providing for an Acquisition Transaction or consummates an Acquisition Transaction within twelve months of such termination (changing the 15% and 85% amounts referred to in the definitions thereof in Section 5.6(a) to 40% and 60%, respectively, for purposes of this Section 7.1(f)), then the Company shall, concurrently with the consummation of the transactions contemplated by such agreement providing for an Acquisition Transaction or Acquisition Proposal, pay to the Parent the Termination Fee by wire transfer of immediately available funds;

            (g) by the Parent, if after the date of this Agreement a change, effect, event, occurrence, condition, development or state of facts having a Material Adverse Effect has occurred with respect to the Company; provided, that if such Material Adverse Effect is curable by the Company, then the Parent may not terminate this Agreement under this Section 7.1(g) for thirty days after delivery of written notice from the Parent to the Company of such Material Adverse Effect (it being understood that the Parent may not terminate this Agreement pursuant to this paragraph (g) if such Material Adverse Effect is cured during such thirty-day period);

            (h) by the Parent if a Triggering Event (as defined below) shall have occurred, in which event the Company shall pay to the Parent the Termination Fee no later that two Business Days after such termination;

            (i) by the Company in order to enter into a binding definitive agreement providing for a Superior Proposal (an "Alternative Agreement") if: (i) the board of directors of the Company shall have determined in good faith after consultation with its outside legal counsel that entering into such Alternative Agreement is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders; (ii) the Company shall have performed the actions described in Section 5.2(e)(iv) with respect to such Superior Proposal;
      (iii) immediately prior to or simultaneously with such termination, the Company shall have paid the Parent the Termination Fee; and (iv) concurrently with such termination the Company enters into such Alternative Agreement; or

            (j) by the Company, if after the date of this Agreement a change, effect, event, occurrence, condition, development or state of facts having a Material Adverse Effect has occurred with respect to the Parent; provided, that if such Material Adverse Effect is curable by the Parent, then the Company may not terminate this Agreement under this Section 7.1(j) for thirty days after delivery of written notice from the Company to the Parent of such Material Adverse Effect (it being understood that (i) the Company may not terminate this Agreement pursuant to this paragraph (j) if such Material Adverse Effect is cured during such thirty-day period, and (ii) a termination by the Company pursuant to this
      Section 7.1(j) shall not constitute a Triggering Event).




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      A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company or any committee thereof shall for any reason have publicly withdrawn or shall have publicly amended or modified in a manner adverse to the Parent its recommendation in favor of, the approval of this Agreement, the Merger or the other Transactions; (ii) the Company shall have failed to include in the Company Disclosure Documents the recommendation of the board of directors of the Company in favor of the approval of this Agreement, the Merger or the other Transactions; (iii) the board of directors of the Company or any committee thereof shall have publicly approved or recommended any Acquisition Proposal; (iv) the provisions of Section 5.6 of this Agreement shall have been willfully and materially breached; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with the Parent and the Company shall not have sent to its security holders pursuant to Rule 14d-9 or 14e-2 promulgated under the Exchange Act or Section 329 of the Companies Law, within ten Business Days after such tender or exchange offer is first commenced and published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

      The Company acknowledges that the agreements contained in this Section 7.1 with respect to payment of the Termination Fee (it being understood that in no event shall the Company be required to pay more than one Termination Fee) are an integral part of the Transactions, and that without these agreements the Parent would not enter into this Agreement; accordingly, if the Company fails to pay any amount due pursuant to this Section7.1, then the Company shall (in addition to the Termination Fee) pay to the Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with collecting such amount due, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The Parent's acceptance of the Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated. The Parent's right to receive a Termination Fee in the circumstances provided in this Agreement is the exclusive remedy available to the Parent for any failure of the Merger and other Transactions to be consummated in those circumstances, and the Company shall have no further liability with respect to this Agreement or the Transactions, except in the event of willful breach of this Agreement.

Section 7.2     Investment.

            (a) If this Agreement is terminated (i) by the Company or the Parent pursuant to Section 7.1(b) or by the Company pursuant to Section 7.1(e) as a result of Parent's breach of Section 5.8, and, in either case, at the time of such termination the condition set forth in Section 6.1(c), to the extent relating to any Antitrust Laws, shall not have been satisfied (but all other conditions to the Parent's obligation to close the Transactions pursuant to Section 6.1 and Section 6.3 (other than those by their nature that are to be satisfied at the Closing) have been satisfied), or (ii) pursuant to Section 7.1(c) (if the Restraint giving rise to the right to terminate relates to Antitrust Laws), then, at the Company's option (to be exercised in its sole discretion by delivery of written notice to Parent within ten Business Days of the termination of the Merger Agreement


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      pursuant to the provisions set forth in the foregoing clause (i) or (ii)
      (the "Investment Option Notice")), the Parent shall be obligated to make an investment in the Company (the "Investment"), and the Company shall be obligated to issue the Company Shares to Parent pursuant to the Investment, as follows. The "Investment" shall be the purchase by Parent from the Company of a number of Company Shares equal to up to 9.9% (which amount shall be determined by the Company in its sole discretion, and indicated in the Investment Option Notice) of the outstanding Company Shares on the date of such termination (the "Investment Shares") for a per share purchase price equal to the greater of (A) $38.15 and (B) the average closing price of one Company Share for the five consecutive trading days that the Company Shares have traded ending on and including the date of such termination as reported on Nasdaq (or other principal market on which the Company Shares are quoted and traded). Each of Parent and the Company agree to consummate the Investment at a closing (the "Investment Closing") to occur as promptly as practicable after delivery to the Parent of the Investment Option Notice. The place of any Investment Closing shall be at the offices of Parent, and the time of the Investment Closing shall be 10:00 a.m. (California Time). At the Investment Closing, Parent shall deliver cash in the aggregate amount set forth above, and simultaneously therewith the Company shall deliver to Parent a certificate or certificates representing the Investment Shares, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever (other than restrictions under securities Legal Requirements or restrictions under paragraph (b)). Each of Parent and the Company agrees to use reasonable best efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval to any Governmental Entity in connection with the Investment. Consummation of the Investment shall constitute conclusive evidence that this Agreement has been validly terminated. Notwithstanding the foregoing, the Company shall be entitled to reduce, in its discretion, the number of Investment Shares to be purchased by the Parent.

            (b) With respect to the Investment Shares, the Parent shall not, for a period of two years after the Investment Closing (the "Lock-Up Period"),
      (i) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any Investment Shares, (ii) publicly announce an intention to do any of the foregoing, or
      (iii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Investment Shares, whether any such swap or transaction is to be settled by delivery of Investment Shares or other securities, in cash or otherwise. After the expiration of the Lock-Up Period, except in connection with a sale pursuant to an effective registration statement, the Parent shall not (x) sell, offer, contract or grant any option to sell (including without limitation any short sale) or transfer ("Transfer") to any Person (or to Persons who, to the knowledge of Parent, are acting as a "group" as such term is defined in Section 13(d)(3) of the Exchange Act, but excluding in any case underwriters and selling group members with respect to a bona fide public offering of Company Shares), in one or a series of transactions, an aggregate number of Company Shares equal to 4.9% of the outstanding Company Shares at the


                                       68
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      time of any such Transfer; or (y) Transfer Company Shares to any Person
      (excluding in any case underwriters and selling group members with respect to a bona fide public offering of Company Shares) if, to the knowledge of the Parent after reasonable inquiry of the proposed transferee and doing a reasonable search of the SEC's EDGAR database, such Transfer would result in the transferee beneficially owning more than 4.9% of the outstanding Company Shares. With respect to the Investment Shares, the Parent hereby agrees, for so long as it owns any such shares, to vote the Investment Shares in the same proportion as the other shareholders of the Company vote on all matters that are presented to the shareholders of the Company for their approval. For the purpose of clarity, the Parent acknowledges that, with respect to the Investment Shares, the Parent will not be entitled to appoint any directors to the board of directors of the Company and the Parent will not be entitled to rights not generally available to the shareholders of the Company.

            (c) Until the expiration of the Lock-Up Period, neither the Parent nor any of the Parent's subsidiaries or representatives shall, without the prior written consent of the Company or its board of directors (or a duly empowered committee thereof): (i) acquire, publicly offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise any shares of any class of Voting Securities or securities convertible into or exchangeable for, or other direct or indirect rights to acquire, any shares of any class of Voting Securities of the Company, or any assets of the Company or any subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person or entity with respect to the voting of any Voting Securities of the Company; (iii) make any public announcement with respect to, or publicly submit a proposal for or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; (v) otherwise publicly act or publicly seek to control or influence the management, board of directors or policies of the Company; or (vi) publicly request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in clauses
      (i) through (vi) of the foregoing sentence (collectively, the "Standstill Obligations") shall cease to apply in the event any Person or "group" as defined in Section 13(d)(3) of the Exchange Act, unaffiliated with Parent, makes a bona fide, public, unsolicited proposal to acquire 40% or more of the outstanding Voting Securities of the Company; provided that the Standstill Obligations shall again apply in the event of the public withdrawal of such proposal; provided further that nothing herein shall be construed to toll in any way the two-year Lock-Up Period during which the Standstill Obligations apply. "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

            (d) The Company's right to receive the Investment in the circumstances provided in paragraph (a) is the exclusive remedy available to the Company for any failure of the Merger and other Transactions to be consummated in those circumstances (regardless of whether the Company exercises its option to receive the Investment), and the Parent shall have no further liability with respect to this Agreement or the Transactions, except in the event of willful breach of this Agreement or pursuant to
      Section 8.11; provided however that if the Parent fails to consummatedthe Investment as promptly as practicable after delivery of the Investment Option Notice, then the Parent shall (in addition to the Investment) pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with enforcing such obligation, together with interest on the amount of the Investment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e), Section 7.1(f), Section 7.1(g) or Section 7.1(j) and in each case the proviso therein is applicable, thirty days after) the delivery of written notice of the terminating party to the other parties hereto specifying the provision of this Agreement on which such termination is based. If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except (i) to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement, and (ii) notwithstanding the foregoing, Section 7.1, Section 7.2 and this Section 7.3 and Article 8 shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                                   ARTICLE 8
                               GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

Section 8.2     Fees and Expenses.

            (a) Except as set forth in this Section 8.2 and, with respect to Termination Fees, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

            (b) Whether or not the Transactions are consummated, the Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the obtaining of the Court Approval and any fees paid under the HSR Act or other applicable Antitrust Laws.

Section 8.3 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each of the Parent and the Company.




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Section 8.4     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (except for deemed waivers provided under Section 6.3(d)). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by internationally recognized overnight courier (providing proof of delivery), or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a)   If to the Parent or Merger Sub, to:
            Sandisk Corporation
            601 McCarthy Boulevard
            Milpitas, CA 95035
            Telecopy No.:  +1 408 801 8504
            Attention:  General Counsel

            With a copy (which shall not constitute notice) to:

            O'Melveny & Myers LLP
            2765 Sand Hill Road
            Menlo Park, California 94025 USA
            Telecopy No.: +1 650 473 2601
            Attention: Timothy R. Curry
                       Steve L. Camahort
            and:

            Naschitz, Brandes & Co.
            5 Tuval Street
            Tel-Aviv 67897 Israel
            Telecopy No.:  +972 3 623 5106
            Attention:  Sharon A. Amir

            (b)   If to the Company, to:

            msystems Ltd.
            7 Atir Yeda St.



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



            Kfar Saba 44425 Israel
            Telecopy No.:  +972-3-548-0575
            Attention:  General Counsel

            With a copy (which shall not constitute notice) to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, New York 10153 USA
            Telecopy No.: +1 212 310 8007
            Attention:  Howard Chatzinoff
                        Malcolm Landau
            and:

            Meitar Liquornik Geva & Leshem Brandwein
            16 Abba Hillel Silver Rd.
            Ramat Gan 52506, Israel
            Telecopy No.: +972 3 610 3111
            Attention: Dan Geva

Section 8.6 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or including are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or




                                       72
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uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. The words "date hereof" mean July 30, 2006.

Section 8.7     Definitions. For purposes of this Agreement:

            (a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

            (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, California.

            (c) "Contract" means any binding written, oral, electronic or other contract, lease, license, sublicense, instrument, note, bond, indenture, option, warrant, purchase order, arrangement, commitment, undertaking, obligation or understanding of any nature.

            (d) "Knowledge" of any Person which is not an individual means the actual knowledge of such Person's directors and executive officers and the knowledge that any of such Persons would be reasonably expected to have in the conduct of their respective duties.

            (e) "Legal Requirements" means any Israeli or U.S. federal or state law, or material local or municipal law, or foreign or other law, statute, constitution, ordinance, code, edict, decree, judgment, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority having (through authority granted by a governmental agency or commission) the force of law (each, a "Governmental Entity").

            (f) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or the Parent, any change, effect, event, occurrence, condition, development or state of facts that
      (i) has a substantial, material and long-term adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, condition, development or state of facts arising from or relating to (A) general economic conditions, (B) the industry in which such party operates in general, (C) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other Transactions, including (1) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, and (2) any resulting shortfalls or declines in revenue, margins or profitability, but excluding for purposes of this clause (C) the departure of employees, (D) failure by such party to meet internal projections or forecasts, analyst expectations or publicly announced earnings or revenue projections, or decreases in such party's stock price (including as a result of failure to meet such



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      projections, forecasts or analyst expectations), in and of itself (for the avoidance of doubt this clause (D) shall not preclude the other party from asserting that the underlying cause of any such failure or decrease in stock price is a Material Adverse Effect), (E) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where such party or its major sources of supply have material operations or where such party has sales, (F) changes in applicable Legal Requirements or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions, (G) with respect to the Company, the matters described in Section 8.7(f) of the Company Disclosure Letter (the "Options Matters"), or any investigation, claim, suit, restatement, tax effect or any other matter arising therefrom or related thereto, (H) any claim or litigation arising from allegations of breach of fiduciary duty with respect to the Company or the Parent relating to this Agreement, the Merger or the other Transactions, or disclosure violations in securities filings made in connection with the Merger, (I) any action taken by Parent, the Company or any of their respective Subsidiaries as contemplated or permitted by this Agreement or with the Parent's consent, in the case of the Company, or the Company's consent in the case of the Parent, or any failure to take action which failure results from Parent's or the Company's, as the case may be, refusal to grant its consent to such action pursuant to Article 4, or (J) the failure to obtain the consent of a counterparty under any Contract listed in the Company Disclosure Letter in connection with the Transactions; or (ii) with respect to the representations and warranties contained in Section 2.1, 2.4, 2.19, 2.20,
      3.1 and 3.3 and 3.9, that prevents the consummation of the Merger. Notwithstanding anything to the contrary contained in this Agreement, but without limiting the provisions contained in clauses (A) through (J) above, for purposes of determining whether the conditions set forth in Sections 6.3(a ) or 6.3(c) have been satisfied and whether Parent may terminate this Agreement pursuant to Section 7.1(g), a "Material Adverse Effect" shall be deemed to have occurred with respect to the Company pursuant to clause (i) of the definition thereof if (and only if) the applicable change, effect, event, occurrence, condition, development or state of facts (or aggregation of changes, effects, events, occurrences, conditions, developments or states of facts) relates to the Company and its Subsidiaries and has resulted in or would reasonably be expected to result in aggregate liabilities (net of insurance coverage) to Parent or its Subsidiaries (including, for purposes hereof, the Surviving Company
      (or its Subsidiaries)) relating to the Company and its Subsidiaries and diminutions in the value of the Surviving Company (including its Subsidiaries) adding to $450,000,000 or more in the aggregate.

            (g) "Permitted Lien" shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such immaterial non-monetary Liens or other imperfections of title, if any, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property,
      (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations,
      (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), and (vi) mechanics', carriers', workmen's, repairmen's and similar Liens, incurred in the ordinary course of business.

            (h) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            (i) "Restated Financials" means the Company's restated financial statements included in the Company's Form 20-F for the fiscal year ended December 31, 2005 filed with the SEC on July 17, 2006 (including the report of Ernst & Young, independent auditors to the Company, with respect to the audited consolidated financial statements included therein) and any further restatement of the Company's financial statements necessitated by the Options Matters.

            (j) "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood and agreed that all parties need not sign the same counterpart.

Section 8.9 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (a) constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and
(b) except for the provisions of Section 5.14 are not intended to confer upon any Person, other than the parties, any rights or remedies.

Section 8.10 Severability. If any term or other provision of this Agreement or the application hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 8.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without any requirement to post a bond or other security) to seek one or more injunction or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY OTHER CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR OTHERWISE) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) MATTERS INVOLVING THE INTERNAL CORPORATE AFFAIRS OF THE PARENT, MERGER SUB OR THE COMPANY, SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH SUCH CORPORATION OR COMPANY IS ORGANIZED, AND (II) PROVISIONS RELATED TO THE COURT APPROVAL AND THE MERGER THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY ISRAELI LAW WILL BE SO GOVERNED.

Section 8.13    Venue; Waiver of Jury Trial. In addition, each of the parties
(a) consents to submit itself to the personal jurisdiction of any Federal court (and if such Federal court finds that it can not exercise jurisdiction, any Delaware state court) sitting in Newcastle County in the State of Delaware and higher courts sitting in other locations with jurisdiction with respect to any appeals from such courts, if any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable Legal Requirements, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court (or if such Federal court finds that it can not exercise jurisdiction) such Delaware state court sitting in Newcastle County in the State of Delaware. EACH OF THE PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS. Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 8.5 and irrevocably waives any defenses or objections it may have to service in such manner.

Section 8.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. No duties under this Agreement may be delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

      Each of the Parent, Merger Sub and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.
                                    SANDISK CORPORATION

                                    By:  _______________________________
                                    Name: _____________________________
                                    Title: ______________________________

                                    PROJECT DESERT LTD.

                                    By:  _______________________________
                                    Name: _____________________________
                                    Title: ______________________________

                                    MSYSTEMS LTD.

                                    By:  _______________________________
                                    Name: _____________________________
                                    Title: ______________________________

I-4
SF1:638165.1
                                     Annex I

                               DEFINED TERMS INDEX
Defined Term                                                Section
------------                                                -------
Accounting Rules                                            2.7(e)
Acquisition Proposal                                        5.6(a)
Acquisition Transaction                                     5.6(a)
Agreement                                                   Preamble
Affiliate                                                   8.7(a)
Affiliate Agreements                                        Recitals
Alternative Agreement                                       7.1(i)
Antitrust Laws                                              2.5(b)
Applicable Court                                            5.2(a)
Applicable Date                                             2.7(a)
Approvals                                                   2.5(b)
Arrangement Regulations                                     5.2(a)
Assumed Options                                             5.4(c)
Bankruptcy and Equity Exception                             2.4)
Blue Sky Laws                                               2.5(b)
Business Day                                                8.7(b)
Cause                                                       5.10(e)
Certificate                                                 1.4(c)
Citigroup                                                   2.15
Closing                                                     1.2
Closing Date                                                1.2
Code                                                        Recitals
Companies Law                                               Recitals
Company                                                     Preamble
Company Affiliates                                          5.16
Company Capitalization Representations                      6.3(a)
Company Charter Documents                                   2.2
Company Contract                                            2.17(b)
Company Disclosure Document                                 2.12
Company Disclosure Letter                                   Article 2
Company Employee Plan                                       2.11(a)
Company Filed SEC Reports                                   2.7(a)
Company General Meeting                                     2.12
Company Intellectual Property                               2.16(a)
Company Option Plans                                        1.3(c)
Company Product                                             2.16(a)
Company Registered Intellectual Property Rights             2.16(b)
Company SAR                                                 1.3(c)
Company Share Options                                       1.3(c)
Company Shares                                              1.3(b)
Confidentiality Agreement                                   5.5

Contract                                                    8.7(c)
Convertible Notes                                           2.3(a)
Court Approval                                              5.2(a)
Current Policies                                            5.14(b)
Current Premiums                                            5.14(b)
Director Resignations                                       Recitals
Effective Time                                              1.2
Employee                                                    2.11(a)
Employment Agreement                                        2.11(a)
End Date                                                    7.1(b)
Environmental Laws                                          2.6(a)
ERISA                                                       2.11(a)
ERISA Affiliate                                             2.11(a)
Exchange Act                                                2.5(b)
Exchange Agent                                              1.4(a)
Exchange Ratio                                              1.3(b)
401(k) Plans                                                5.10(b)
GAAP                                                        2.7(e)
Good Reason                                                 5.10(e)
Governmental Entity                                         8.7(e)
Grants                                                      2.21
Hazardous Material                                          2.6(a)
HSR Act                                                     2.5(b)
Indemnified Parties                                         5.14(a)
Indemnities                                                 5.14(a)
Indenture                                                   5.11
Information Statement                                       5.2(a)
Intellectual Property                                       2.16(a)
Intellectual Property Rights                                2.16(a)
International Employee Plan                                 2.11(a)
Investment                                                  7.2(a)
Investment Center                                           2.5(b)
Investment Center Approval                                  2.5(b)
Investment Closing                                          7.2(a)
Investment Option Notice                                    7.2(a)
Investment Shares                                           7.2(a)
IRS                                                         2.11(c)
Israeli Employees                                           2.11(j)
Israeli Income Tax Ruling                                   5.4(c)
Knowledge                                                   8.7(d)
Lock-Up Period                                              Recitals
Legal Requirements                                          8.7(e)
Licensing Policy                                            5.8(c)
Liens                                                       2.3(c)
Material Adverse Change                                     8.7(f)
Material Adverse Effect                                     8.7(f)

Merger                                                      Recitals
Merger Proposal                                             5.2(a)
Merger Sub                                                  Preamble
Nasdaq                                                      1.3(f)
Noncompetition Agreement                                    Recitals
OCS                                                         2.5(b)
OCS Approval                                                2.5(b)
OMM                                                         5.17(a)
Options Matters                                             8.7(f)
Ordinance                                                   1.4(c)
Parent                                                      Preamble
Parent Authorized Preferred Stock                           3.2
Parent Capitalization Representations                       6.2(a)
Parent Common Stock                                         1.3(b)
Parent Disclosure Letter                                    Article 3
Parent Filed SEC Reports                                    3.7(a)
Parent Junior Preferred Stock                               3.2
Parent Notes                                                3.2
Parent Rights                                               3.2
Parent Rights Agreement                                     3.2
Parent Share Options                                        3.2
Patents                                                     2.16(a)
Permitted Lien                                              8.7(g)
Per Share Consideration                                     1.3(b)
Person                                                      8.7(h)
Privilege Exception                                         5.3(a)
R&D Law                                                     5.4(a)
Registered Intellectual Property Rights                     2.16(a)
Registration Date                                           5.2(f)
Registration Statement                                      5.2(f)
Restated Financials                                         8.7(i)
Restraints                                                  6.1(c)
Returns                                                     2.14(b)
RTPA                                                        2.5(b)
Sarbanes-Oxley Act                                          2.7(a)
SEC                                                         2.7(a)
Section 350 Vote                                            5.2(a)
Securities Act                                              Recitals
Severance Pay Law                                           2.11(j)
Subsidiary                                                  8.7(j)
Superior Proposal                                           5.6(a)
Surviving Company                                           1.1
Tail Cap                                                    5.14(b)
Tail Policy                                                 5.14(b)
Tax                                                         2.14(a)
Termination Fee                                             7.1(b)

Trademarks                                                  2.16(a)
Transactions                                                Recitals
Triggering Event                                            7.1
URLs                                                        2.16(a)
U.S. Counterpart Plans                                      5.10(c)
Voting Undertakings                                         Recitals
WGM                                                         5.17(a)